UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240. 14a-12

STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company” or “STFC”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 6, 2011, at 10:00 a.m., local time, for the following purposes:

1.

To elect three Class II directors, each to hold office for a three-year term and until a successor is elected and qualified, and one Class III director to hold office for a one-year term (the remaining term for that class of directors) and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s 2009 Equity Incentive Compensation Plan;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

4.

To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement for the 2011 Annual Meeting of Shareholders;

5.	To consider and vote upon, on a non-binding and advisory basis, whether future advisory votes on executive compensation should occur every year, every two years or every three years; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 11, 2011, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JAMES A. YANO

Secretary

Dated: April 5, 2011

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company” or “STFC”) to be used at its Annual Meeting of Shareholders to be held May 6, 2011 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 5, 2011.

This Proxy Statement, the form of proxy, and the Company’s 2010 Annual Report to Shareholders are available at www.proxyvote.com.

PROXIES AND VOTING

The close of business on March 11, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 40,173,353 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

A quorum must be present at the Annual Meeting in order for the transaction of business to occur. A quorum is present if a majority of the outstanding Common Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered as Common Shares present at the Annual Meeting for purposes of determining the presence of a quorum.

“Broker non-votes” and “broker discretionary voting” refer to the rules governing whether or not banks, brokers and other intermediaries (hereafter referred to collectively as “brokers”) may vote Common Shares held in street name for the benefit of their customers. In general, brokers have discretionary voting authority on behalf of their customers with respect to “routine” matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf of their customers with respect to “non-routine” matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

For Proposal One (election of Class II and Class III directors), the nominees receiving the highest number of votes will be elected as directors. Shareholders do not have the right to cumulate their votes in the election of directors. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Proposal One is considered a non-routine matter under the broker discretionary voting rules, and therefore, brokers may not vote uninstructed Common Shares in the election of directors. Accordingly, if you hold your Common Shares in street name and you do not provide voting instructions to your broker as to how you want your Common Shares voted in the election of directors, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count in the election of directors.

For Proposal Two (approval of the amendment of the 2009 Equity Incentive Compensation Plan), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares voted on such Proposal. Abstentions will have the same effect as a vote against it. Proposal Two is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Two.

For Proposal Three (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares that are voted on such Proposal. Abstentions will have the same effect as a vote against it. This Proposal is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Three, your broker may vote your Common Shares on this Proposal at its discretion.

Proposal Four (vote on compensation to the Company’s named executive officers as described in this Proxy Statement) and Proposal Five (vote on the frequency of future advisory votes on executive compensation) are advisory only and therefore are not binding on our Board of Directors. However, the Compensation Committee may take into account the outcome of Proposal Four when considering future executive compensation arrangements. With respect to Proposal Five, the option of either every year, every two years or every three years that receives the highest number of outstanding Common Shares voted on such Proposal will be considered the preference of the shareholders. Abstentions on Proposals Four and Five have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of these Proposals. Proposals Four and Five are considered non-routine matters, so if you do not instruct your broker as to how you want your Common Shares voted on these Proposals, no vote will be cast on your behalf.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class II and Class III directors; (2) for the approval of the amendment to the 2009 Equity Incentive Compensation Plan; (3) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011; (4) for the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement; and (5) in favor of holding an advisory vote on executive compensation every year. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 63% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN THIS PROXY STATEMENT, IN FAVOR OF EACH OF PROPOSALS TWO, THREE AND FIVE, AND IN FAVOR OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class II and Class III Directors

The number of directors currently is fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms.

The term of office of the Class II directors expires concurrently with the holding of the Annual Meeting. David J. D’Antoni, David R. Meuse and S. Elaine Roberts, the three persons recommended by the Nominating and Governance Committee of our Board and each of whom is an incumbent Class II director, have been nominated for re-election as Class II directors at the Annual Meeting.

Eileen A. Mallesch was elected by the board of directors in August 2010 to fill a vacancy among the Class III directors. In accordance with our Corporate Governance Guidelines, our shareholders will be given the opportunity to elect Ms. Mallesch as a director at our Annual Meeting. On the recommendation of the Nominating and Governance Committee, our board has nominated Ms. Mallesch for re-election as a Class III director at the Annual Meeting for a one-year term expiring at the 2012 annual meeting of shareholders.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named below as Class II directors, each to hold office until the 2014 annual meeting of shareholders and until a successor is elected and qualified, and for the election of the person named below as a nominee for Class III director to hold officer until the 2012 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES NAMED BELOW AS CLASS II DIRECTORS AND “FOR” THE ELECTION OF THE PERSON NAMED BELOW AS A NOMINEE FOR CLASS III DIRECTOR.

Backgrounds of Class II Director Nominees (Terms expiring in 2014)

David J. D’Antoni

David J. D’Antoni, 66, has been a director since 1995. Mr. D’Antoni served as Senior Vice President and Group Operating Officer for Ashland, Inc., a chemical, energy and transportation construction company, from March 1999 until his retirement in September 2004. He also served as President of APAC, Inc., a subsidiary of Ashland, Inc., from July 2003 until January 2004, and Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., from July 1988 until March 1999. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a publicly traded producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. D’Antoni has been nominated for re-election as a director because of his experience as a senior executive of a publicly traded company, his experience as a director of publicly traded companies, and his knowledge with general management, acquisitions and divestitures. In addition, Mr. D’Antoni brings significant expertise in regulatory and environmental, health and safety matters to the Board.

David R. Meuse

David R. Meuse, 66, has been a director since 2006. Mr. Meuse has served as Principal of Stonehenge Financial Holdings, Inc., a privately held provider of financial and advisory resources, since September 1999. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. He is also a director and currently serves as Non-Executive Chairman of the Board of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.

Mr. Meuse has been nominated for re-election as a director because of his experience as a senior executive, his experience as a director of publicly traded companies, and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts

S. Elaine Roberts, 58, has been a director since 2002. Ms. Roberts has served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus International, Rickenbacker International and Bolton Field airports in Franklin County, Ohio, since January 2003. She served as Executive Director of the Columbus Airport Authority from December 2000 until accepting her current position.

Ms. Roberts has been nominated for re-election as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Background of Class III Director Nominee (Term expiring in 2012)

Eileen A. Mallesch

Eileen A. Mallesch, 55, has been a director since August 2010. Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 to December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from 2000 to 2003. Ms. Mallesch is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company.

Ms. Mallesch has been nominated for re-election as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, in particular in the insurance industry. She also brings gender diversity to the Board.

Backgrounds of Continuing Class III Directors (Terms expiring in 2012)

Robert P. Restrepo, Jr.

Robert P. Restrepo, Jr., 60, has been a director since 2006, when he was appointed to the Board in connection with being retained as President and Chief Executive Officer of the Company. Mr. Restrepo has served as the Chairman of the Board, President and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”), Milbank Insurance Company (“Milbank”) and Farmers Casualty Insurance Company (“Farmers Casualty”), each a wholly owned subsidiary of the Company, and of State Auto Mutual, since 2006. He served as Senior Vice President, Insurance Operations, for Main Street America Group, a property and casualty insurance underwriting business, from April 2005 until accepting his positions with State Auto. He also served as President and Chief Executive Officer for two property and casualty insurance subsidiaries of Allmerica Financial Corporation (now known as Hanover Insurance Group) from 1998 to 2003.

Mr. Restrepo was originally appointed to serve as a director because of his extensive and valuable experience in operations, marketing, sales, and general management of a property and casualty insurance company. He also has valuable experience in acquisitions, strategic planning and leadership development.

Paul S. Williams

Paul S. Williams, 51, has been a director since 2003. Mr. Williams has served as a Managing Director with Major, Lindsey & Africa, LLC, an attorney search consulting firm, since May 2005. He was an officer of Cardinal Health, Inc., a global provider of products and services to healthcare providers and manufacturers, for more than five years prior to that time, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Williams is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. Williams was originally nominated to serve as a director because of his experience as a lawyer and as the General Counsel of a publicly traded company and his knowledge in acquisitions and divestitures, legal and regulatory matters. Mr. Williams also brings racial diversity to the Board. In addition, Mr. Williams brings significant expertise in human resources, leadership development and executive compensation policy matters to our Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.

Backgrounds of Continuing Class I Directors (Terms expiring in 2013)

Robert E. Baker

Robert E. Baker, 64, has been a director since 2007. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from October 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from April 1999 to October 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the marketing and selling of a broad range of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment focused on delivering a total system for improving the play of golfers of all abilities, from January 2004 to July 2006.

Mr. Baker was last nominated in 2010 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in marketing, strategic planning and branding to the Board.

Thomas E. Markert

Thomas E. Markert, 53, has been a director since 2007. Mr. Markert has served as Chief Marketing Officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, since May 2008. He served as the Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 until accepting his current position. He also served as Global Chief Marketing and Client Service Officer of AC Nielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007. For more than five years prior thereto, Mr. Markert held various executive positions within AC Nielsen.

Mr. Markert was last nominated in 2010 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in marketing, branding and market research to the Board.

Alexander B. Trevor

Alexander B. Trevor, 66, has been a director since 2006. Mr. Trevor has served as President of Nuvocom Incorporated, a provider of patent litigation support services, since October 1996. He was a director of Applied Innovation Inc., a publicly traded provider of network management solutions for the communications industry, from 1997 to May 2007.

Mr. Trevor was last nominated in 2010 to serve as a director because of his experience as a senior executive and his former experience as a director of a publicly traded company. He also brings geographic diversity to the Board. In addition, Mr. Trevor brings expertise in information technology and computer systems to the Board.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Beneficial Ownership Information for Directors and Named Executive Officers

The following table sets forth information with respect to Common Shares beneficially owned by directors, director nominees and our “Named Executive Officers” or “NEOs” (those persons listed in the Summary Compensation Table on page 50 of this Proxy Statement) as of March 11, 2011:

Name	Common Shares Beneficially Owned(1)(2)		Stock Options(3)	Total Beneficial Ownership of Common Shares	Percent of Class

Robert E. Baker	800		0	800	*
David J. D’Antoni	63,085		11,400	74,485	*
Eileen A. Mallesch	0		0	0	*
Thomas E. Markert	500		0	500	*
David R. Meuse	45,000		0	45,000	*
Robert P. Restrepo, Jr.	59,585	(4)(5)	155,901	215,486	*
S. Elaine Roberts	1,000		7,400	8,400	*
Alexander B. Trevor	500		0	500	*
Paul S. Williams	325		4,200	4,525	*
Steven E. English	5,722		50,512	56,234	*
Mark A. Blackburn	44,581	(6)	156,338	200,919	*
Clyde H. Fitch	9,752		42,848	52,600	*
James A. Yano	5,080		22,685	27,765	*
Directors and Executive Officers, as a group (18 persons)	270,705		602,551	873,256	2.0%

*	Less than one (1%) percent.
(1)

Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

(2)

The amounts reported for Messrs. Baker, D’Antoni, Markert, Meuse, Trevor and Williams and Mses. Mallesch and Roberts do not include Restricted Share Units granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees–Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this plan and the number of Restricted Share Units held by these directors.

(3)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 11, 2011.
(4)

Includes 17,180 Common Shares which are subject to a risk of forfeiture if, prior to March 4, 2013, Mr. Restrepo’s employment is terminated or he violates any provision of the restricted share agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 4, 2013, Mr. Restrepo dies or becomes disabled or his employment is terminated without cause or in connection with a change in control of the Company. These Common Shares are also subject to restrictions on transfer until March 4, 2013.

(5)

Includes 16,707 Common Shares which are subject to a risk of forfeiture if, prior to March 3, 2014, Mr. Restrepo’s employment is terminated or he violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 3, 2014, Mr. Restrepo dies or becomes disabled or his employment is terminated without cause or in connection with a change in control of the Company. These Common Shares are also subject to restrictions on transfer until March 3, 2014.

(6)	Common Shares beneficially owned by Mr. Blackburn as listed on his most recent Form 4 dated December 14, 2010.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO

2009 EQUITY INCENTIVE COMPENSATION PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to amend the Company’s 2009 Equity Incentive Compensation Plan (the “Plan”). The proposed modification would eliminate a material term of the Plan that limits the maximum number of Common Shares which may be granted to participants for a calendar year in the form of awards of stock options, restricted shares and performance shares to a number not exceeding 1.5% of the total number of Common Shares outstanding as of December 31 of the prior year. This modification is proposed in order to enable the Plan to continue to provide appropriate and meaningful awards and maintain the competitiveness of the Plan.

Shareholders first approved the Plan at the 2009 annual meeting. Prior to the modification being presented at the Annual Meeting, no previous amendments have been made to the Plan.

Summary of the Plan

The following discussion describes the important aspects of the Plan. This discussion is intended to be a summary of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit A, including the proposed modification to the Plan. This summary may not include some details that may be important to you. For this reason, you are encouraged to read the Plan in its entirety.

Purpose

The purpose of the Plan is to advance the interests of the Company and its shareholders by enhancing the Company’s ability to attract and retain highly qualified key employees and by providing such employees with additional incentives and compensation to achieve the Company’s long-term business plans and objectives. The Plan is also intended to encourage and enable key employees to participate in the Company’s future prosperity and growth by providing the participants with incentives and compensation based on the Company’s performance, development and financial success. These purposes will be achieved by granting to key employees equity-based awards, including stock options (incentive and non-qualified), restricted shares, performance shares, performance units and other stock-based awards. The Company believes that the Plan assists in attracting, retaining and motivating talented personnel by providing maximum flexibility in determining the appropriate equity compensation elements for key employees.

Eligibility

Persons who: (i) are employed by the Company or its parent or one of the Company’s or its parent’s subsidiaries or affiliates in an executive, administrative, professional or technical capacity who, in the opinion of the committee administering the plan, have responsibilities affecting the management, development or financial success of the Company or one of its subsidiaries or other affiliated entities; (ii) perform services for the benefit of the Company, its parent or subsidiary corporations; and (iii) are otherwise eligible employees as defined by applicable law, are eligible to participate in the Plan. As of March 11, 2011, there were approximately 250 eligible employees.

Administration

The Plan is administered by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee’s authority to administer the Plan includes, among other things, the authority to grant awards, including the number and type of awards, the frequency of award grants, the terms and conditions of the awards, the number of Common Shares subject to each award and the expiration date of each award. Each award grant must be evidenced by a written award agreement between the employee to whom the award was granted and the Company. In granting awards, the Compensation Committee may consider the level and responsibility of an employee’s position, the employee’s performance, level of compensation and assessed potential, as well as any other factors deemed relevant by the Compensation Committee. The Compensation Committee is also authorized to determine the vesting requirements, if any, that will apply to award grants and to interpret the provisions of the Plan. The Compensation Committee has the authority to grant options that are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), options that do not qualify as incentive stock options under the Code (these options are sometimes referred to as “non-qualified stock options”), restricted shares, performance shares, performance units and other stock-based awards. Awards may be granted alone or in addition to other awards granted under the Plan. No consideration is received by the Company or its subsidiaries for the granting of awards under the Plan.

Shares Available for Issuance; Outstanding Awards; Restrictions

A total of 2,000,000 Common Shares have been reserved for issuance under the Plan. As of March 11, 2011: a total of 33,887 Common Shares were issued and outstanding in the form of restricted shares (all of which were subject to risk of forfeiture and restrictions on transfer); no Common Shares had been issued under the Plan pursuant to exercised stock options; stock options to purchase a total of 1,151,440 Common Shares were issued and outstanding (the Common Shares underlying the outstanding stock options had a market value of $19,321,163 on that date based upon the Common Share’s closing price of $16.78 as reported by the Nasdaq Stock Market); and stock options to purchase a total of 8,903 Common Shares had been previously issued but forfeited.

No more than 33% of the Common Shares authorized for issuance under the Plan may be granted in the form of awards other than stock options.

The maximum number of Common Shares subject to awards of options, restricted shares and performance shares that may be granted in any calendar year to any individual is 250,000 Common Shares. The maximum number of performance units that may be granted in any calendar year to any individual is 100,000 performance units.

Change in Control

In the event of a “change in control” or “potential change in control” of the Company (generally defined by reference to the acquisition of a specified percentage of voting power, or a change in the composition of the Board of Directors, or an acquisition of the Company that requires shareholder approval, or a transaction involving the Company or its affiliates that requires shareholder approval and has the effect of causing the Company to cease to be a public company), all stock options which are not otherwise vested shall become vested and exercisable in full and all restrictions applicable to any restricted stock, performance shares or performance units shall lapse such that those awards shall be fully vested. Within 30 days following a “change in control” or “potential change in control” of the Company, all outstanding options may be terminated by the Company upon the payment of cash in an amount equal to the difference between the exercise price of the option and the “change in control price” (generally defined to mean the highest fair market value of the shares underlying the options at any time during the sixty-day period preceding the event that triggered the change in control or potential change in control provisions). If the change in control price is less than the exercise price, the option may be terminated without any payment.

Amendment and Termination

The Board of Directors may at any time suspend, amend or terminate the Plan. However, except as otherwise provided in the plan, the Board of Directors may not take any action that materially and adversely affects any outstanding awards granted under the Plan without obtaining the consent of the individuals who have been granted such awards and certain amendments may require shareholder approval. In addition, no amendment may be made by the Board of Directors without shareholder approval if the amendment would effect any change which requires shareholder approval under any applicable laws or regulations, such as the Nasdaq listing rules.

By its terms, the Plan will automatically terminate in 2019.

Stock Options

Exercise Price. The exercise price of either incentive stock options or non-qualified stock options granted under the Plan may not be less than the fair market value of the Common Shares underlying the option at the time the option is granted. Fair market value is currently based upon the last sale price of the Common Shares as reported on the Nasdaq Stock Market as of the close of the trading day the option is granted. However, if a participant owns more than 10% of the combined voting power of all classes of stock issued by the Company, the exercise price of an incentive stock option granted to such person may not be less than 110% of such fair market value. The exercise price of any stock option granted under the Plan may not be changed or modified after the time of grant unless such change or modification is made with the prior approval of the Company’s shareholders.

Term. No stock option may be exercised more than ten years after the date of grant (five years with respect to an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock issued by the Company). Participants whose employment is terminated for reasons other than retirement, disability or death must exercise all outstanding options within the earlier of 90 days of such termination or the expiration date of the option (if a participant’s employment is terminated due to illegal conduct, all unexercised options shall immediately lapse and be of no further force or effect as of the termination). If the participant’s employment is terminated as a result of retirement, disability or death, all outstanding options become exercisable immediately and must be exercised by the following dates:

Reason for Termination of Employment	Incentive Stock Options	Non-Qualified Stock Options
– Retirement	– within the earlier of 90 days of such termination or the expiration date of the option	– on or before the expiration date

– Disability	– within the earlier of one year of such termination or the expiration date of the option	– on or before the expiration date

– Death	– within the earlier of one year of such termination or the expiration date of the option	– on or before the expiration date of the option or, in the case of termination within 90 days of the expiration date, within 180 days from the date of termination

Non-Transferability of Options. Options may be transferred only by will or the laws of descent and distribution except that the Compensation Committee may authorize gifts of options (provided that they are not incentive stock options) to a grantee’s parents, spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more of these persons or to a partnership whose only partners are one or more of these persons. In addition, non-qualified stock options and, if permitted by applicable law, incentive stock options may be transferred pursuant to “qualified domestic relations orders” to a grantee’s former spouse. Options may be exercised only by a grantee or his or her legal representative or, if gifted or otherwise transferred, by the permitted transferee or the transferee’s legal representative.

Restricted Shares

Restricted shares are Common Shares of the Company that are subject to a vesting schedule and other restrictions. The vesting schedule and the lapsing, if any, of the restrictions, is determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, upon the voluntary or involuntary termination of the participant’s employment for any reason, including death or disability, any shares still subject to restrictions will be forfeited. The Compensation Committee will have the authority to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited) and other shareholder rights associated with the restricted shares during the restriction period.

Performance Shares and Units

Performance shares and performance units are awards that will result in a payment to a participant only if the performance goals established by the Compensation Committee are achieved during the performance period established by the Compensation Committee. The Compensation Committee will establish organizational performance goals, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders’ return or any other performance goal approved by the shareholders of the Company in accordance with Code Section 162(m), which, depending on the extent to which they are met, will determine the number and/or the value of performance shares and performance units to be paid out to participants. The Compensation Committee will also establish the performance period for each award, which period shall not be less than one calendar year.

The purchase price of performance shares will be established by the Compensation Committee, and may be zero. The maximum number of performance shares that may be granted in any calendar year to any individual is 250,000 shares. Because (i) the maximum number of performance shares that may be granted in any calendar year to any individual is 250,000 shares, and (ii) the minimum performance period is one calendar year, the maximum amount of compensation that could be paid to a participant for a one-year performance period would be equal to 250,000 shares multiplied by the fair market value of such performance shares.

Performance units will have an initial dollar value established by the Compensation Committee at the time of the award, but will not be less than a value per unit equal to the fair market value of a Common Share of the Company. The maximum number of performance units that may be granted in any calendar year to any individual will be 100,000 performance units. Because (i) the maximum number of performance units that may be granted in any calendar year to any individual is 100,000 units, and (ii) the minimum performance period is one calendar year, the maximum amount of compensation that could be paid to a participant for a one-year performance period would be equal to 100,000 multiplied by the fair market value of the Common Shares.

Upon the termination of employment before the end of any performance period due to death, disability or change in control, the Compensation Committee, taking into consideration the performance of the participant and the performance of the Company over the performance period, may authorize the payment of all or a portion of the amount which would have been paid to the participant had such participant’s employment continued to the end of the performance period. If the participant’s employment terminates for any other reason, all performance shares and performance units shall be forfeited. The Compensation Committee will have the authority to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited) and other shareholder rights associated with the performance shares during the performance period.

Other Stock-Based Awards

The Compensation Committee is authorized, subject to limitations under applicable law, to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Common Shares of the Company and factors that may influence the value of such shares, as deemed by the Compensation Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Compensation Committee and awards valued by reference to the book value of Common Shares or the value of securities of or the performance of specified subsidiaries of the Company. The Compensation Committee shall determine the terms and conditions of such awards.

Non-Transferability of Awards Other than Options

Awards other than options granted under the Plan generally may not be sold, pledged, transferred or assigned. If the Compensation Committee makes an award under the Plan transferable, such award will contain such additional terms and conditions as the Compensation Committee deems appropriate.

Forfeiture Events

The Board may require that all or a portion of the value of the awards, as well as any gain on the exercise of awards, is subject to a repayment obligation upon (i) the violation of any non-competition and/or confidentiality obligations applicable to the participant, (ii) a financial restatement where the amount of the participant’s award was calculated based on the achievement of certain financial results which were the subject of a subsequent financial restatement and in which the participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the restatement (if the participant’s award would have been lower if the financials had been properly reported); or (iii) the participant engages in any wrongful conduct during the participant’s employment with the Company or its parent or the Company’s or its parent’s subsidiary corporations or affiliates which has a material adverse effect on the Company or such entity.

Number of Awards

The number of awards that an eligible employee may receive under the Plan is at the discretion of the Compensation Committee and cannot be determined in advance.

During 2010, a total of 17,180 restricted Common Shares were awarded under the Plan, all of which were awarded to Robert P. Restrepo, Jr., the Company’s Chairman, President and Chief Executive Officer.

The following table sets forth (a) the total number of Common Shares subject to stock options awarded under the Plan during 2010 to the person or group indicated, and (b) the per share exercise price of such options.

Name and Position	Number of Options Granted	Per Share Exercise Price
Robert P. Restrepo, Jr., Chairman, President and Chief Executive Officer	54,015	$18.78
Steven E. English, Vice President and Chief Financial Officer	18,601	$18.78
Mark A. Blackburn, Executive Vice President and Chief Operating Officer	41,534	$18.78
Clyde H. Fitch, Senior Vice President	17,051	$18.78
James A. Yano, Vice President, Secretary and General Counsel	12,322	$18.78
Executive officers, as a group	175,581	$18.78
Directors who are not executive officers, as a group	—	—
Employees who are not executive officers, as a group	384,663	$18.78

Except as set forth above, no other awards were made under the Plan during 2010.

Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company and its affiliates of awards granted under the Plan. Tax consequences for any particular individual may be different.

Stock Options

Federal income taxation of the various events related to the options (option grant, option exercise and sale of shares) under the Plan is different for incentive stock options and non-qualified stock options.

Non-Qualified Stock Options. In general, for federal income tax purposes under present law:

(a)	The grant of a non-qualified stock option, by itself, will not result in income to the optionee.

(b)

Except as provided in (e) below, the exercise of a non-qualified stock option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the shares underlying the option on the date of exercise over the exercise price.

(c)

Except as provided in (e) below, the optionee’s tax basis of shares acquired upon the exercise of a non-qualified stock option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.

(d)

No deduction will be allowable to the Company upon the grant of a non-qualified stock option, but upon the exercise of a non-qualified stock option, a deduction will be allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the optionee exercising the option if the Company withholds appropriate federal income tax and provided that the deduction is not otherwise disallowed under the Code.

(e)

With respect to the exercise of a non-qualified stock option and the payment of the exercise price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of shares received will be the same as the tax basis of shares surrendered and the holding period of the optionee in shares received will include his or her holding period in shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such shares will be equal to the fair market value of such shares at the time of exercise and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

Incentive Stock Options. In general, for federal income tax purposes under present law:

(a)

Neither the grant nor the exercise of an incentive stock option, by itself, will result in income to the optionee; however, the excess of the fair market value of the shares underlying the option at the time of exercise over the exercise price is (unless there is a disposition of shares acquired upon exercise of an incentive stock option in the taxable year of exercise) includable in alternative minimum taxable income which may, under certain circumstances, result in an alternative minimum tax liability to the optionee.

(b)

If shares acquired upon the exercise of an incentive stock option are disposed of in a taxable transaction after the later of two years from the date on which the incentive stock option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee’s basis which, except as provided in (e) below, is the exercise price.

(c)

Except as provided in (e) below, if the shares acquired upon the exercise of an incentive stock option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the shares to the optionee upon exercise of the incentive stock option (a “disqualifying disposition”):

(i)

Ordinary income will be realized by the optionee at the time of the disqualifying disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the exercise price.

(ii)

Short-term or long-term capital gain will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.

(iii)

Short-term or long-term capital loss will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the exercise price over the amount realized.

(d)

No deduction will be allowed to the Company with respect to incentive stock options granted or shares transferred upon exercise thereof, except that if a disposition is made by the optionee within the two-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition, provided that the deduction is not otherwise disallowed under the Code.

(e)

With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of shares to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered and the holding period (except for purposes of the one-year period referred to in (c) above) of the optionee in the shares received will include his or her holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered incentive stock option stock with a zero basis and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of within one year after the shares are transferred to the optionee, the optionee will be treated as first disposing of the shares with a zero basis.

Reasons for Shareholder Approval

Under the Nasdaq listing rules, the Company is required to receive shareholder approval for the modification of a material term of a stock option or purchase plan in which officers or employees participate. For this reason, the Company’s shareholders are being asked to approve the amendment to the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PLAN.

PROPOSAL THREE: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2011 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this Proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

PROPOSAL FOUR: ADVISORY VOTE ON COMPENSATION PAID

TO NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are asking shareholders to approve, on a non-binding and advisory basis, the Company’s compensation to its named executive officers as disclosed in this Proxy Statement.

The Board of Directors and the Compensation Committee believe that the policies and practices articulated in the “Compensation Discussion and Analysis” are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the named executive officers, set forth on pages 29 through 71 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

We are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders under the “Compensation Discussion and Analysis” section and the tables, notes and narrative disclosure relating to the compensation of the named executive officers of the Company.

This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. This advisory vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL FIVE: ADVISORY VOTE ON THE FREQUENCY OF

CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Four should be conducted every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that conducting an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including our practice of annually providing shareholders the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm). When voting on the following resolution, shareholders may select their preferred voting frequency by specifying one of the four options for this Proposal set forth on the proxy card: one year, two years, three years or abstain from voting:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of its named executive officers, as disclosed in the Proxy Statement for its Annual Meeting of Shareholders under the “Compensation Discussion and Analysis” section and the tables, notes and narrative disclosure relating to the compensation of the named executive officers of the Company.

Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the shareholder-approved frequency selection for the advisory vote on executive compensation. Because this vote on the frequency of advisory votes on executive compensation is advisory and, therefore, is not binding on the Company or the Board of Directors, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that receives the most votes cast by our shareholders. However, the Board of Directors values the opinions expressed by shareholders in their vote on this Proposal, and will consider the outcome of the vote when making a determination as to the frequency of advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors held four Board meetings during the fiscal year ended December 31, 2010. All nine of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Eight of our nine directors are independent as defined by the Nasdaq listing rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Investment Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance and Independent Committees are independent as defined by the Nasdaq listing rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). Our Board has adopted charters for each of the foregoing Committees. The current charters for each of these Committees, along with our Corporate Governance Guidelines, Board of Directors’ Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website. To access these documents, go to http://www.stateauto.com and click on “Investors” and then “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Board of Directors’ Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. Present members of the Audit Committee are Chairperson Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, Alexander B. Trevor and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Eileen A. Mallesch as the “Audit Committee Financial Expert.” The Audit Committee held eight meetings during 2010.

The Compensation Committee is charged with several responsibilities, including: (1) approving stock-based compensation plans and grants thereunder to employees or members of the Board; (2) evaluating and approving the compensation, fringe benefits and perquisites provided to our executive officers and adopting compensation policies applicable to our officers; and (3) evaluating the compensation provided to the members of the Board and its Committees. Present members of the Compensation Committee are Chairperson Paul S. Williams, Robert E. Baker, David J. D’Antoni, David R. Meuse and S. Elaine Roberts. The Compensation Committee held six meetings during 2010.

Our executive officers also serve as executive officers of State Auto Mutual, and, in general, the compensation expenses associated with our executive officers are allocated 80% to us and our subsidiaries and 20% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee attends the meetings of our Compensation Committee as a non-voting member. This State Auto Mutual director,

Roger P. Sugarman, is responsible to report matters discussed at our Compensation Committee meetings to State Auto Mutual’s Nominating and Governance Committee. This person is independent as defined by the Nasdaq Marketplace Rules.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors’ Ethical Principles. The members of the Nominating and Governance Committee are Chairperson David J. D’Antoni, Eileen A. Mallesch, David R. Meuse, Alexander B. Trevor and Paul S. Williams. The Nominating and Governance Committee met seven times in 2010. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment Committee are Chairperson David R. Meuse, Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, Robert P. Restrepo, Jr., S. Elaine Roberts and Alexander B. Trevor. The Investment Committee met four times in 2010.

The standing Independent Committee principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. The Independent Committee also helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson Alexander B. Trevor, Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert and S. Elaine Roberts. The Independent Committee, which only meets as needed, did not hold any separate Committee meetings during 2010 but made recommendations to the Company’s Board after hearing presentations during two of the full Board meetings.

Compensation of Outside Directors and Outside Director Compensation Table

Non-employee directors, who we refer to as our “outside” directors, receive compensation for their services as members of our Board and of the Board Committees on which they serve. The charter for the Compensation Committee requires this Committee to annually review the compensation of outside directors and recommend any changes to our Board. In accordance with this requirement, the Compensation Committee reviewed director compensation at its November 2010 meeting with assistance from Pay Governance, LLC, the compensation consultant utilized by the Compensation Committee. At this November meeting, Pay Governance discussed its report comparing our current director compensation to director compensation paid by organizations in the Company’s peer group. Pay Governance concluded that, based on this data, the target in total compensation for non-chairpersons should be $115,000. Pay Governance recommended this amount be provided 55% in an annual cash retainer and 45% in stock compensation. After reviewing the data and considering Pay Governance’s comments, the Compensation Committee set our outside directors’ total compensation for 2011 at $115,000 annually, with 55% to be paid in a cash retainer of $65,000 and 45% in equity compensation.

Our outside directors received two types of compensation in 2010—an annual cash retainer of $50,000 and equity in the form of Restricted Share Units (“RSUs”). No per meeting fees are payable to our directors, as our directors are expected to participate in all meetings of the Board and the committees on which they serve without the incentive of additional compensation. As an exception to this policy, additional meeting fees could be paid if our Board determines extraordinary situations warrant special committees or a large number of meetings, but no additional meeting fees were paid in 2010. Each Committee chairperson received an additional $5,000 annual cash retainer, other than the chairpersons of the Audit Committee and the Compensation Committee, who received an additional annual cash retainer of $15,000 and $10,000, respectively. Our Lead Director was also paid a supplemental annual cash retainer of $20,000. However, that amount was shared equally by Mr. D’Antoni and Mr. Williams in 2010 because, at the May 7, 2010 Board meeting, Mr. Williams was elected as the Lead Director in replacement of Mr. D’Antoni, who had served in that position since March 2006. Outside directors were also reimbursed for travel expenses incurred in attending Board and committee meetings and an annual Board retreat. The Company also reimbursed travel expenses for one guest of each outside director attending the annual Board retreat.

Outside directors may defer all or a portion of the cash fees under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2010, whether or not deferred, is included in the amounts shown in column one of the table set forth below on this page of this Proxy Statement.

Outside directors also receive RSUs pursuant to our Outside Directors Restricted Share Unit Plan (the “Directors’ RSU Plan”). An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq Stock Market on the most recent previous trading day. Under the Directors’ RSU Plan, promptly following the 2010 annual meeting of our shareholders, each outside director was granted 2,781 RSUs. To determine the number of RSUs granted, the value of one RSU was equal to a Common Share’s average daily price for the prior calendar year and divided into $50,000, the targeted annual equity compensation for each director. In addition, whenever a dividend is made with respect to the Common Shares, participants receive, with respect to each RSU held in the account of the participant on the dividend record date, additional RSUs in an amount equal to the value of the dividend. RSUs will be 100% vested upon the completion of six months of service as an outside director from the date of grant.

Our Compensation Committee, which functions as the administrative committee of the Directors’ RSU Plan, has the authority to decrease or increase the annual award of RSUs to outside directors to a minimum of 500 and a maximum of 5,000 without further shareholder approval. Under the Directors’ RSU Plan, outside directors must, in general, hold their RSUs until they conclude their Board service, after which time these RSUs are settled in cash or Common Shares, as elected by the outside director, with payments made in a single lump sum or annual installments over a five- or ten-year period, as selected by the outside director. An outside director elected or appointed other than in connection with an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days to the next annual meeting of shareholders. Accordingly, Ms. Mallesch was awarded 2,020 RSUs upon her election as an outside director on August 13, 2010.

In 2010, our outside directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. D’Antoni	65,000	50,197	115,197
Robert E. Baker	50,000	50,197	100,197
Eileen A. Mallesch (2)	28,750	27,856	56,606
Thomas E. Markert	50,000	50,197	100,197
David R. Meuse	55,000	50,197	105,197
S. Elaine Roberts	52,500	50,197	102,697
Richard K. Smith (3)	32,500	50,197	82,697
Alexander B. Trevor	52,500	50,197	102,697
Paul S. Williams	70,000	50,197	120,197

(1)

The total dollar amount shown in the Stock Awards column represents the cash value of the total number of RSUs awarded in 2010 valued at the closing price of Common Shares on the grant valuation date ($18.05 per RSU for all awards other than the award to Ms. Mallesch, which was $13.79 per RSU).

(2)	Ms. Mallesch was first elected as a director on August 13, 2010 by the Company’s Board of Directors to fill the Class III directorship vacancy created by Mr. Smith’s resignation on July 2, 2010.
(3)	Mr. Smith resigned as a director of the Company on July 2, 2010.

The following table sets forth the aggregate number of RSUs and stock options owned by each of our current outside directors as of March 11, 2011. These outstanding options were awarded to our directors under prior director stock option plans, which were replaced by the Directors’ RSU Plan in 2005. No stock options have been granted to any outside directors since 2004.

Name	Number of Restricted Share Units	Number of Stock Options
David J. D’Antoni	11,070.323	11,400
Robert E. Baker	7,907.395	0
Eileen A. Mallesch	2,058.180	0
Thomas E. Markert	7,907.395	0
David R. Meuse	9,481.369	0
S. Elaine Roberts	11,070.323	7,400
Alexander B. Trevor	9,481.369	0
Paul S. Williams	11,070.323	4,200

Outside directors receive no other forms of compensation than as described in this section.

CORPORATE GOVERNANCE

Director Independence

The Nominating and Governance Committee has affirmatively determined that eight of our nine directors, namely Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, S. Elaine Roberts, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the incumbent directors and a report by our General Counsel. This included information on the relationships between Mr. Meuse and Stonehenge Financial Holdings and RED Capital Group, two of his affiliates. From time to time we make investments in debt and equity funds sponsored by affiliates of these two companies and receive securities broker-dealer services from an affiliate of RED Capital Group. The Nominating and Governance Committee determined that Mr. Meuse is independent because our investments in the funds sponsored by, and the fees paid to, these two companies and their affiliates are not material to us or to them and Mr. Meuse’s relationships with these companies do not interfere with his independent judgment in carrying out his responsibilities as a director.

Our Corporate Governance Guidelines expressly provide that four of the five standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, standing Independent, and Nominating and Governance Committees meet this standard. Our Board of Directors has concluded that the Investment Committee does not need to be comprised solely of independent directors. Robert P. Restrepo, Jr., who is our employee and thus does not qualify as an independent director under the Nasdaq Marketplace Rules, is a member of the Investment Committee.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year’s annual meeting of shareholders attended that meeting.

Executive Sessions of Independent Directors

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2010 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person’s duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the Chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information, potential conflicts of interest and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Board Leadership

We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires that our senior executive team review major initiatives and actions with our Board prior to implementation.

Mr. Restrepo serves as both Chairman and Chief Executive Officer under our leadership structure. He also holds these same positions with our parent, State Auto Mutual. Our Board believes this leadership structure is appropriate given the overall corporate structure of our Company and State Auto Mutual. We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates which covers all of the property and casualty insurance written by our insurance subsidiaries. See “Related Person Transactions – Transactions Involving State Auto Mutual.” Because of the way our business is operated, our Board believes separating the positions of Chairman and Chief Executive Officer would cause unnecessary complexity and complications and perhaps cause a split in our strategic direction, in particular since our Board has received no indication from the State Auto Mutual Board that it is considering, or would consider, separating these positions in its leadership structure.

Our Board has adopted a counterbalancing governance structure which includes:

•	A designated independent Lead Director;

•	A Board composed entirely of independent directors other than the Chairman and Chief Executive Officer;

•	A Board composed entirely of directors independent from State Auto Mutual other than the Chairman and Chief Executive Officer;

•	Committees composed entirely of independent directors, with the exception of our Investment Committee; and

•	Established governance structures and processes and ethics guidelines.

Our Lead Director’s responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our Chairman and Chief Executive Officer, working with the Chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the Chief Executive Officer’s performance evaluation on behalf of the Compensation Committee of our Board. In May 2010, our Board elected Paul S. Williams to serve as Lead Director. We believe our Board leadership is effective and appropriate for our Company, given the specific circumstances of our overall corporate structure and operation in conjunction with State Auto Mutual, the established effectiveness of the Lead Director’s role on the Board, the Nominating and Governance Committee’s significant role in the nominee selection process for new or re-elected directors, the independence of eight of nine directors, and the effectiveness of the executive session meetings of independent directors at each regularly scheduled meeting of our Board.

Risk Oversight

The Board’s Role in Risk Oversight

Our Board’s role in the risk management process is one of oversight. Risk management activities are the responsibility of our management and include the development of strategies and implementation of actions intended to anticipate, identify, assess, manage and appropriately mitigate identified risks.

The Nominating and Governance Committee has primary responsibility for oversight of enterprise risk management on behalf of our Board. The Nominating and Governance Committee communicates with our Board and other Board committees on significant enterprise risk management matters. The Nominating and Governance Committee meets quarterly with our director of enterprise risk management. The Nominating and Governance Committee also receives a quarterly report which assesses the current status of major risks inherent in our business, including credit risks, market risks, underwriting risks, operational risks and strategic risks. In addition to meeting with the director of enterprise risk management, the Nominating and Governance Committee also meets periodically with our officers responsible for the adequacy of business continuity and disaster recovery plans, information security and legal and regulatory compliance.

In addition to the enterprise risk management oversight provided by the Nominating and Governance Committee, a practice of the Audit Committee is to meet quarterly with the director of enterprise risk management for a report on selected risk areas. We also utilize an internal enterprise risk management committee comprised of senior officers. Among other things, this internal committee addresses the identification, assessment and mitigation of significant risks facing our Company.

Our Board reviews the enterprise risk management process annually, and risk assessment and management is reflected in our Board’s strategic planning process. The independent structure of the Board of Directors enables objective oversight of the risk management process.

Risk Assessment in Compensation Programs

Management reviewed the compensation policies and practices for our employees to determine whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company. Management consulted various persons in the course of this review, including members of our senior leadership, the Nominating and Governance Committee (which has primary responsibility for oversight of enterprise risk management on behalf of the Board), the Company’s internal legal counsel, the outside legal counsel to the Compensation Committee and the compensation consultant retained by the Compensation Committee. The processes involved in this review included:

•	a review of the processes conducted by other registrants and recommended by compensation experts to evaluate compensation risk;

•	an analysis of the Company’s overall compensation objectives pursuant to which the Company’s compensation policies and practices were implemented;

•	a review of the design and operation of the Company’s compensation plans and programs;

•	the identification of risks that the Company’s compensation policies and practices could potentially encourage;

•

the identification of features of the Company’s compensation policies and practices that could potentially mitigate the risks that the Company’s compensation policies and practices could potentially encourage; and

•	an analysis of the materiality of the potential effects on the Company of the unmitigated risks as a whole.

Based on the review described above, management concluded that the Company’s compensation policies and practices do not encourage inappropriate risk-taking and the risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Management briefed the Compensation Committee in detail regarding its review, and the Compensation Committee agreed with management’s conclusion.

As an example of our compensation risk review process, management analyzed each of the performance measures under our Leadership Bonus Plan (See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses” on page 38 of this Proxy Statement for a more detailed discussion of our Leadership Bonus Plan) to determine whether they presented any risks that are reasonably likely to have a material adverse effect on the Company. The amount of the bonuses awarded pursuant to the Company performance component of our Leadership Bonus Plan for 2010 and 2011 is dependent on our performance in relation to the following performance measures, each of which has an equal weight in determining the amount of the bonus: LBP Combined Ratio, return on equity and premium growth. Two-thirds of the premium growth target for 2011 relates to growth from our program and alternative risk transfer business. We expect this business, which is primarily generated by our affiliate, Risk Evaluation and Design, LLC, to account for a significant amount of our premium growth for the foreseeable future. Management concluded that the structure of the premium growth performance measure is consistent with our strategy to balance our business between personal and commercial product lines and the risks associated with allocating a significant percentage of the premium growth target for 2011 to our program and alternative risk transfer business are not reasonably likely to have a material adverse effect on the Company.

Shareholder Rights

Shareholder rights are an important aspect of our corporate governance. Among other thing:

•

All of our Common Shares, the only class of stock outstanding, have the same voting rights, namely one vote per share. Our Class B preferred shares, if issued, would have one vote per share. Our Class A preferred shares, if issued, would have one vote per share, but only in limited circumstances.

•	All of our directors are elected by our shareholders.

•

We have a classified board structure in which our directors are elected for staggered three-year terms. We believe this structure enables us to have continuity in direction and leadership, consistency in strategic planning, and stability in the skill sets of our directors. However, we are also aware that a classified board structure may discourage an unsolicited takeover attempt. While the Nominating and Governance Committee periodically reviews changing the structure of our Board to provide for an annual election of all directors, it believes that the current structure appropriately serves the interests of our shareholders.

•	We do not have a poison pill or shareholder rights plan, and such a plan has never been presented to our shareholders for a vote.

•

We have a class of authorized but unissued preferred shares which are generally known as “blank check preferred stock.” Our Board is authorized to fix and determine the terms, limitations, and relative rights and preferences of these preferred shares. We believe having the availability of blank check preferred stock provides us with flexibility in raising capital and structuring loan arrangements. However, we are also aware that the issuance of blank check preferred stock could be used by our Board in defense of an unsolicited takeover attempt. While the Nominating and Governance Committee periodically reviews removing blank check preferred stock from our articles of incorporation, it believes that retaining this class of stock appropriately serves the interests of our shareholders.

•

Special meetings of shareholders may be called by the holders of Common Shares entitling them to exercise at least 50% of the voting power of the company. While the Nominating and Governance Committee periodically reviews the threshold requirement for shareholders to convene special meetings, it believes that the current threshold level is reasonable and appropriate.

•	Our shareholders may take action by written consent. However, as required by Ohio law, written actions by shareholders must be unanimous in order to authorize the particular action in question.

•

We do not require a super-majority vote to approve amendments to our organizational documents. Our articles of incorporation and code of regulations may be amended by a simple majority vote of shareholders.

•	We do not require a super-majority vote to approve mergers or business combinations. These types of transactions may be approved by a simple majority vote of shareholders.

Other Governance Issues of Interest

Our Corporate Governance Guidelines reflect our Board’s sensitivity to governance issues.

Our Corporate Governance Guidelines require that directors who are elected by the Board to fill vacancies in our Board must stand for election by the shareholders at the next annual shareholders meeting. It is in accordance with this requirement that Ms. Mallesch is standing for election at the Annual Meeting. Specifically, Guideline #7 states:

“From time to time, the Board of Directors may elect qualified individuals to become Board members by filling vacancies that may arise. In such case, the Company’s shareholders shall be given the opportunity to newly elect that director at the next annual meeting of shareholders.”

Our Corporate Governance Guidelines express our Board’s policy with respect to changes in the size of our Board. Specifically, Guideline #5 states:

“The factors influencing a decision to increase or decrease the size of the Board would include, among other things, a material change in the complexity of the Company’s business, material changes in the workload for independent directors and/or a perceived need for specialized expertise and/or Board succession planning.”

Our Corporate Governance Guidelines also address the issue of service on other boards. Guideline #23 provides, in part, that if one of our Audit Committee members is simultaneously serving on the audit committee of more than three public company boards, our Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee and will disclose such determination in our Company’s annual proxy statement. In addition, Guideline #23 creates a rebuttable presumption that a director of our Company serving on more than a total of four other public company boards is not in the interest of our shareholders.

On the issue of supermajority voting requirements, our Code of Regulations and Articles of Incorporation do not require supermajority voting to approve mergers or business combinations. Furthermore, except under limited circumstances, only the shareholders can approve amendments to our Code of Regulations. This governance rule reflects Ohio law and is documented in Guideline #35 of our Corporate Governance Guidelines.

Our Corporate Governance Guidelines require annual performance evaluations of each director, and the Nominating and Governance Committee has engaged in this process every year since 2006.

Our Corporate Governance Guidelines encourage directors to periodically attend educational programs related to their service on the Board. In addition, management has provided opportunities for individual and group development through the National Association of Corporate Directors (“NACD”) and Ernst & Young’s audit committee training. We provide NACD memberships at no personal cost to the directors. Some of our directors participated in continuing education programs in 2010.

All of our stock option plans prohibit the repricing of stock options after their grant date except with the prior approval of our shareholders.

Our Corporate Governance Guidelines also include a majority voting policy. See “Proposal One: Election of Directors—Majority Voting Policy for Incumbent Directors” for a discussion of this policy.

Availability of Corporate Governance Documents

The following documents are available on our website at www.stateauto.com under “Investors” and then under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Board of Directors’ Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the following components of our executive compensation program as they pertain to our named executive officers (NEOs):

•	Competitive benchmarking

•	Base salary

•	Short-term and long-term incentive compensation

•	Benefit programs

•	Minimal perquisites

•	Contractual arrangements

•	Stock ownership guidelines

Executive Compensation Program Objectives

We structure our executive compensation program to attract, retain, motivate and reward top caliber executives who deliver on the following four pillars of our business strategy:

•	Underwriting Profit as measured by our combined ratio;

•	Premium Growth on new and existing insurance policies;

•	Enterprise Risk Management; and

•	Capital Management as measured by Return on Equity (ROE).

We believe that achieving success in these four areas will increase the price of our Common Shares over the long term and should be rewarded by our executive compensation program.

In addition to incenting our executives to achieve these four pillars of success, our executive compensation program is also designed to align the individual compensation of our executives with the long-term value delivered to our shareholders and offer compensation that reflects company performance and is competitive individually and in the aggregate. We also strive to encourage appropriate levels of share ownership while balancing short- and long-term perspectives.

Compensation Components

Each element of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance that we believe will support our efforts to increase the price of the Common Shares over the long-term:

•	Base salary is primarily intended to attract and retain top-caliber executives.

•

Short-term incentive compensation is intended to focus our NEOs on achieving our strategic objectives (underwriting profit, premium growth, enterprise risk management and capital management) and balance the focus of the long-term incentive compensation we award.

•

Long-term incentive compensation is intended to encourage business behaviors that drive appreciation in the price of the Common Shares over the long term, build appropriate levels of Common Share ownership among our executive team and balance the focus of our annual operating plan.

•	Perquisites are very limited in value and participation.

Executive Compensation Role of State Auto Group

An understanding of the structure of our Company and our relationship with State Auto Mutual and the other members of the State Auto Group (See page 77 of this Proxy Statement for the list of the Company’s subsidiaries included in the State Auto Group) is relevant to a discussion of our executive compensation program. We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and the other members of the State Auto Group under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team (See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 77 of this Proxy Statement for a discussion of these agreements). Our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. For example, Mr. Restrepo serves as the Chairman, President and Chief Executive Officer of both the Company and State Auto Mutual. The compensation expenses associated with the services performed by our NEOs on behalf of the Company, State Auto Mutual and the State Auto Group are, in general, allocated 80% to the Company and its subsidiaries and 20% to State Auto Mutual and certain of its subsidiaries and affiliates. As a result of this sharing of services and compensation expenses, the Nominating and Governance Committee of State Auto Mutual is involved in the performance evaluation process of our CEO. In addition, a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee attends the meetings of our Compensation Committee (referred to in this “Compensation Discussion and Analysis” as the “Committee”) as a non-voting member (See “Board of Directors and Board Committees—Board Committees and Committee Meetings” on page 18 of this Proxy Statement).

2010 Business Performance

We believe we are well positioned to grow profits and premiums at rates that will exceed the average growth rates both in the property and casualty insurance industry and of our peer companies. In 2010, we significantly improved profitability in our personal lines, especially in our homeowners book of business, expanded into new geographic markets, broadened our product offerings and made substantial investments to improve our claims process and IT infrastructure. We also entered into the specialty insurance market, implemented sophisticated pricing analytics and reduced the impact of catastrophes on our underwriting results. We believe these actions will improve our ROE and drive appreciation in the price of our Common Shares over the long term. We expect these investments to improve profits and return the Company to its traditionally strong performance. In 2010, we improved ROE, premium growth and combined ratio as compared to 2009.

Summary of Executive Compensation for 2010

Cash Compensation and Performance for 2010

The following chart sets forth the aggregate dollar value of the base salary established by the Committee for our NEOs for 2009 and 2010 and the short-term incentive compensation earned by our NEOs for each of 2009 and 2010, and the increase from 2009. The amounts payable to the NEOs with respect to performance award units granted pursuant to our Long-Term Incentive Plan are not included in this table as the results for the 2008-2010 performance period were not available as of the date of this Proxy Statement.

Name	Cash Compensation in 2009($)	Cash Compensation in 2010($)	Increase (Decrease) in Cash Compensation from 2009 to 2010(%)
Robert P. Restrepo, Jr.	1,223,490	1,283,481	4.9
Steven E. English	606,292	625,491	3.2
Mark A. Blackburn	779,346	780,769	.2
Clyde H. Fitch	566,324	573,367	1.2
James A. Yano	442,703	462,412	4.5

The increase in the aggregate dollar value of the base salary and short-term incentive compensation earned by our NEOs from 2009 to 2010 as reflected in the chart above is attributable to the following:

•

Increases to the base salaries of 3.4% (Mr. Restrepo), 2.9% (Mr. English), 2.2% (Mr. Blackburn), 3.1% (Mr. Fitch) and 3.3% (Mr. Yano). These adjustments were primarily made so the base salaries remain competitive with the median salaries of peer companies for each position.

•

Bonuses for the fourth quarter of 2010 under our Quality Performance Bonus Plan (“QPB”) equal to $10,918 for Mr. Restrepo, $5,206 for Mr. English, $6,869 for Mr. Blackburn, $4,772 for Mr. Fitch and $4,483 for Mr. Yano compared to bonuses for the fourth quarter of 2009 under our QPB equal to $8,923 for Mr. Restrepo, $4,278 for Mr. English, $5,684 for Mr. Blackburn, $3,911 for Mr. Fitch and $3,667 for Mr. Yano. These bonuses were based on the comparative performance of our QPB Combined Ratio (as defined below in “—Quality Performance Bonus Plan”) for that quarter to the performance target for that quarter. QPB bonus payments are deducted from Leadership Bonus Plan (“LBP”) bonus payments prior to the payment of final LBP bonuses.

•

Bonuses of $344,450 (Mr. Restrepo), $164,241 (Mr. English), $216,707 (Mr. Blackburn), $150,554 (Mr. Fitch) and $94,287 (Mr. Yano) awarded under the LBP for our achievement of Company performance goals applicable to 2010 compared to bonuses of $288,177 (Mr. Restrepo), $138,167 (Mr. English), $183,565 (Mr. Blackburn), $126,324 (Mr. Fitch), and $78,953 (Mr. Yano) for 2009. The amount of the Company performance bonuses for 2010 was based on our achievement of an average 81.1% of our Premium Growth, Combined Ratio and ROE goals (as defined below in “—Leadership Bonus Plan—LBP Bonus—2010 Company Performance Component”), as compared to 70.2% for 2009; and

•

Bonuses of $173,113 (Mr. Restrepo), $96,044 (Mr. English), $82,194 (Mr. Blackburn), $88,041 (Mr. Fitch) and $53,642 (Mr. Yano) awarded under the LBP for the achievement of individual performance goals applicable to 2010 compared to bonuses of $196,390 (Mr. Restrepo), $113,847 (Mr. English), $125,097 (Mr. Blackburn), $116,089 (Mr. Fitch) and $60,083 (Mr. Yano) for 2009. The amount of individual performance bonus earned by each NEO for 2010 is presented below in “—Leadership Bonus Plan—LBP Bonus—2010 Individual Performance Component”).

Equity Compensation for 2010

We also awarded equity and equity-based compensation (in the form of stock options) in 2010 to our NEOs pursuant to our 2009 Equity Plan on terms and in amounts consistent with our practices for the past three years. In addition, to enhance Mr. Restrepo’s stock ownership, the Committee determined that one-third of his long-term incentive opportunity for 2010 would be awarded in the form of restricted common shares, one-third in the form of stock options and one-third in the form of performance award units under the Long-Term Incentive Plan. The long-term incentive opportunity of the other NEOs for 2010 was equally divided between an award of stock options and an award of performance award units under the Long-Term Incentive Plan.

How the Amount of Executive Compensation is Determined

Role of Compensation Consultants and Other Advisors

In carrying out its responsibilities, the Committee requests and receives regular input and recommendations from the Board, management, an executive compensation consultant and other advisors. The Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation events and the Company’s compensation issues and objectives. Management informs and assists the Committee in establishing and monitoring performance goals, and in refining our overall executive compensation program. In making compensation decisions related to both the form and the amount of compensation, the Committee has consistently relied upon competitive information obtained from a compensation consultant.

In 2010, the Committee engaged and utilized the services of two compensation consultants, Towers Watson (in the first three quarters of 2010) and Pay Governance, LLC (in the last quarter of 2010). Donald Kokoskie, the Committee’s long-serving compensation consultant, began working with the Committee when he was employed by Towers Perrin, which became Towers Watson as a result of the merger of Towers Perrin and Watson Wyatt in January 2010. Mr. Kokoskie transitioned from Towers Watson to the newly-formed Pay Governance, LLC firm in late 2010. Due to the Committee’s desire to ensure the independence of its compensation consultant and to continue its relationship with Mr. Kokoskie, the Committee engaged Pay Governance, LLC as its compensation consultant after Mr. Kokoskie completed his transition there.

During 2010, Towers Watson and Pay Governance, LLC advised the Committee regarding (i) the effectiveness and competitiveness of our overall executive compensation program and of specific compensation packages for our NEOs and other executives and (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies. The services performed by Towers Watson and its affiliated companies in 2010 on behalf of the Committee with respect to executive and director compensation totaled approximately $59,000. From time to time, compensation consultants may perform additional compensation or benefit analysis at the request of management. The additional services performed by Towers Watson and its affiliated companies in 2010 totaled approximately $3.2 million, which included approximately $3.0 million in premium payments made by the Company to a subsidiary of Towers Watson in connection with a reinsurance agreement that expired in September 2010. The Committee believes that Towers Watson’s performance of additional services did not compromise the independence of Towers Watson. The Committee chairperson monitors these additional services and the monthly billings for any compensation consultant services provided at the request of management or the Board. The Committee does not have a policy requiring advance approval of additional services. Pay Governance, LLC did not perform any additional services on behalf of management in 2010.

Benchmarking of Executive Compensation Program Elements

We believe that in order to accomplish the goals of our executive compensation program, including retaining our executive talent, the Company must pay competitive compensation. To determine competitive compensation for our NEOs, we consider data from:

•	proxy statements filed by other publicly-held insurance companies comparable in size and type of business to the Company (the “NEO Peer Group”); and

•	published pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies (the “Survey Data”).

The proxy statements of the companies within the NEO Peer Group provide pay information regarding their NEOs, which enables us to directly compare the compensation we provide to our NEOs to the compensation that companies within the NEO Peer Group provide to their NEOs when the positions are similar. These proxy statements also allow for pay and performance comparisons that help us (i) understand the expectations of companies within the NEO Peer Group with respect to incentive payouts and (ii) evaluate the Company’s executive compensation program. The Survey Data complements the NEO Peer Group information by providing broader comparisons. While the NEO Peer Group compensation data relates only to public companies and their NEOs, the Survey Data relates to publicly-traded, mutual and privately-held insurers and includes compensation data for employees beyond the NEOs. The broader scope of the information provides a more comprehensive assessment of competitive practices and pay levels for insurers of the Company’s size.

When setting base salaries, short-term and long-term incentive compensation, we use data reported in the NEO Peer Group when it represents a comparable position and Survey Data for individuals in similar positions at similarly sized insurers (which we refer to as our “competitive market”). We use the NEO Peer Group to benchmark the compensation of some NEOs and use the Survey Data to benchmark the compensation of our NEOs and other executives. If we have relevant data from both the NEO Peer Group and the Survey Data with respect to a compensation level, we average the results to determine the benchmark. For example, if the median level of base salary for chief executive officers reported by the NEO Peer Group and the Survey Data was $735,000 and $800,000, respectively, we would average the two results to establish a median base salary target of $767,500.

The Committee targets the total amount of compensation payable to our NEOs at or close to the median compensation level in the competitive market by setting the target amount of each element of compensation at or near the median level of compensation in the competitive market. Nonetheless, the Committee believes superior performance should be rewarded. As a result, the Committee provides our NEOs with the opportunity to earn total compensation in the 75th percentile (or higher) of the competitive market if performance significantly exceeds target results. Conversely, if Company or individual performance is substantially below target or planned results, we believe NEOs should receive substantially less than the median level of total compensation in the competitive market (i.e., in the bottom quartile). The total amount of compensation that the Committee targeted as payable to each of our NEOs for 2010 was competitive with (i.e., within approximately 10% of) the median level of compensation in the NEO Peer Group and the Survey Data, except for Mr. Fitch who is paid above this range.

Determinations with respect to certain elements of compensation for Mr. Restrepo, such as base salary, retirement benefits, employee benefits and executive perquisites, are subject to the terms of his employment agreement (See “—Employment Agreements with Named Executive Officers—Restrepo Employment Agreement”).

NEO Peer Group

With input from our compensation consultant and management, the Committee approves property and casualty insurance companies to be part of the NEO Peer Group based on their status as public companies and whether their size and business overlap with the State Auto Group. Public companies are selected because, as discussed above, their NEO compensation and executive compensation programs are disclosed in their SEC filings allowing us to compare the competitiveness of our NEO compensation and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, and commercial property and casualty insurance. In considering company size, the focus is on companies similar to the State Auto Group in terms of premium volume, total assets, market capitalization and number of employees. Some of these companies are substantially larger than the State Auto Group while others are smaller. Normally, companies included in the peer group fall within a range of one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group, as shown on the chart below, is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions.

The NEO Peer Group used for 2010 compensation decisions was comprised of the following 23 companies:

Affirmative Insurance	American Financial Group, Inc.	Argo Group International
Cincinnati Financial Corporation	EMC Insurance Group	Erie Indemnity Company
Hanover Insurance Group	Harleysville Group, Inc.	Horace Mann Educators Corporation
Infinity Property & Casualty Corporation	Kingsway Financial Services	Mercury General Corporation
Montpelier Re Holdings	Old Republic International Corporation	OneBeacon Insurance
Safety Insurance Group, Inc.	Selective Insurance Group, Inc.	Tower Group
United Fire & Casualty Company	Unitrin, Inc.	White Mountains Insurance Group
W. R. Berkley Corporation	Amtrust Financial Services*

*Addition for 2010 as compared to 2009

The following chart compares 2009 data (the companies in the NEO Peer Group used for 2010 compensation decisions were selected on the basis of 2009 financial data) for revenue, total assets, market capitalization and employee count of the median company within the NEO Peer Group to that of the Company:

	Median Peer Company	State Auto Financial
Revenue	$1.476 billion	$1.257 billion
Total Assets	$4.233 billion	$2.565 billion
Market Capitalization	$948 million	$736 million
Employees	1,900	2,226

As discussed in “Compensation Discussion and Analysis—Executive Compensation Role of State Auto Group” on page 30 of this Proxy Statement, our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. For example, Mr. Restrepo serves as the Chairman, President and Chief Executive Officer of both the Company and State Auto Mutual. Accordingly, our NEOs are compensated both for the services they perform on our behalf and for the services they perform on behalf of State Auto Mutual and the other members of the State Auto Group. As a result, the compensation expenses associated with the services performed by our NEOs on behalf of the Company, State Auto Mutual and the State Auto Group are, in general, allocated 80% to the Company and its subsidiaries and 20% to State Auto Mutual and certain of its subsidiaries and affiliates. The compensation of our NEOs as disclosed in this Proxy Statement, however, includes all compensation expenses associated with the services performed by our NEOs on behalf of the Company, State Auto Mutual and the State Auto Group.

Survey Data

Pay Governance, LLC reviews and analyzes compensation surveys covering executive officers at both public and private insurance and financial services companies. The published pay survey information contained in the Survey Data allows us to assess the compensation paid to executives relative to the compensation paid in the insurance and financial services industry to similar positions. This information is also used, in combination with information for the NEO Peer Group, to provide a more complete and thorough assessment of competitive pay levels and practices with regard to our NEOs.

Use of Tally Sheets

The Committee uses tally sheets to review total compensation and each element of compensation in conjunction with its annual review of our NEOs’ total compensation. The tally sheets used by the Committee in its review of NEO compensation for 2010 (i) listed each individual element of compensation along with the amount earned in each category for 2007, 2008 and 2009; (ii) listed the target and maximum amounts of incentive compensation payable for 2009; and (iii) summarized the current value of employee benefits and perquisites. The tally sheets provide a valuable perspective on the total value of NEO compensation and show how potential changes in one element of compensation may influence the other elements. The Committee also used tally sheets to evaluate each NEO’s total compensation in 2011.

Executive Compensation Program Elements

We believe that the mix of compensation elements provided in our executive compensation program furthers the goals of the program and provides appropriate reward opportunities. Each of these elements is separately discussed below, other than employee benefits, which are offered to our NEOs on the same basis as all of our other employees, except for certain additional long-term disability benefits provided to Messrs. Restrepo and Blackburn pursuant to their respective employment agreements in the event they are terminated by reason of disability (See “Employment Agreements with Named Executive Officers—Restrepo Employment Agreement—Disability” and “—Blackburn Employment Agreement—Disability” on pages 64 and 65 of this Proxy Statement).

The Company applies the following principles in designing our executive compensation program to achieve the overall goals of our executive compensation program:

•	The Company does not have a prescribed mix between cash and non-cash compensation and short- and long-term compensation;

•

The Company positions each element of executive compensation to approximate the median level of the competitive market (as defined below in “—Benchmarking of Executive Compensation Program Elements”) so that total compensation is also positioned at median levels;

•

Neither the Committee nor the CEO considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses, option gains and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.

Some of our NEOs’ compensation is governed by the terms of specific agreements between the NEO and the Company. (See “—Contractual Arrangements with Named Executive Officers” beginning on page 47 of this Proxy Statement.)

Base Salary

Base Salary Adjustment Process

The Committee believes that in order for the Company to attract and retain the caliber of executives it needs to achieve both short- and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Committee may adjust the amount of an NEO’s base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO’s scope of responsibility or unique skills or expertise. These adjustments are subject to an aggregate base salary merit increase budget established by the Company based on its anticipated cost structure.

2010 Base Salaries of NEOs

The Committee established the 2010 base salaries of the NEOs in March 2010 as follows. The adjustments were based on increases in the median salaries of peer companies for each position.

Named Executive Officer	2009 Base Salary ($)	2010 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	730,000	755,000	3.4
Steven E. English	350,000	360,000	2.9
Mark A. Blackburn	465,000	475,000	2.2
Clyde H. Fitch	320,000	330,000	3.1
James A. Yano	300,000	310,000	3.3

2011 Base Salaries of NEOs

The Committee set the 2011 base salaries of the NEOs in March 2011 as follows. The adjustments were based on increases in the median salaries of peer companies for each position, as well as additional responsibilities for Mr. English due to a recent expansion of his role.

Named Executive Officer	2010 Base Salary ($)	2011 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	755,000	780,000	3.3
Steven E. English	360,000	400,000	11.1
Mark A. Blackburn(1)	475,000	475,000	0
Clyde H. Fitch	330,000	340,000	3.0
James A. Yano	310,000	320,000	3.2

(1)

Mr. Blackburn’s base salary was not adjusted in March 2011 because he resigned from all of his officer positions with the Company and the State Auto Group on January 14, 2011. Mr. Blackburn will retire from his remaining positions with the Company and the State Auto Group effective on November 1, 2011.

Short-Term Incentive Compensation

The two short-term incentive plans our Company maintains for our NEOs—the Quality Performance Bonus Plan (“QPB”) and the Leadership Bonus Plan (“LBP”)—are intended to provide personal liquidity to our NEOs, focus our NEOs on achieving our short-term strategic objectives and balance the focus of our long-term incentive plans.

The following chart shows the amount of short-term cash incentive compensation paid to each NEO for 2010 under both the QPB and LBP. The total amount of 2010 short-term cash incentive compensation paid to each NEO in the fourth column is equal to the sum of the amounts shown in the first three columns. The sections that follow describe in more detail the basis for these awards.

Named Executive Officer	Company Performance LBP Bonus ($)	Individual Performance LBP Bonus ($)(1)	QPB Bonus ($)	Total Short- Term Bonus ($)	Total Short-Term Bonus (%)(2)
Robert P. Restrepo, Jr.	344,450	173,113	10,918	528,481	93.3%
Steven E. English	164,241	96,044	5,206	265,491	98.3%
Mark A. Blackburn	216,707	82,194	6,869	305,769	85.8%
Clyde H. Fitch	150,554	88,041	4,772	243,367	98.3%
James A. Yano	94,287	53,642	4,483	152,412	98.3%

(1)	The amount of the individual performance bonus shown in this column is net of the amount of the QPB bonuses (shown in the third column) paid for 2010.
(2)	Expressed as a percentage of “target” where target is set at 100%.

Quality Performance Bonus Plan Bonuses

Basis for QPB Bonuses

The QPB is a quarterly profit-sharing program intended to motivate our employees to focus on the underwriting, pricing discipline and expense management we consider critical in profitably underwriting our insurance business by rewarding all of our employees for our achievement of underwriting profit. Motivating our employees to focus on the factors we consider critical in achieving underwriting profit supports our strategic objective to achieve consistent underwriting profits. Bonuses under the QPB are payable for a fiscal quarter only to the extent that our “QPB Combined Ratio” for that quarter is better (i.e., less) than the “Combined Ratio Trigger” for that quarter.

QPB Award Process

Every employee eligible to participate in the QPB, including each of our NEOs, is paid the same percentage of their quarterly salary for any fiscal quarter in which a QPB bonus is earned. This approach reinforces the importance of the team effort required across the State Auto Group to achieve our strategic goals. The quarterly payout feature of the QPB also provides prompt feedback regarding the Company’s performance and profitability to our employees. The QPB combined ratio performance hurdles are reviewed and established annually based on our underwriting performance goals in our Company plan.

•

The “QPB Combined Ratio” is the direct (i.e., without considering the impact of reinsurance) statutory combined ratio for all of our affiliated insurance companies. The QPB Combined Ratio is the sum of our allocated loss adjustment expense ratio, plus an expense ratio including unallocated loss adjustment expenses based upon the previous rolling four quarters. We use the unallocated loss adjustment expenses for the immediately preceding four quarters, plus internal claims handling costs, to approximate the expense ratio for the current quarter. The QPB Combined Ratio includes positive or negative development related to catastrophes or non-catastrophes.

•	The “Combined Ratio Trigger” may vary for each quarter based on how historical results have differed from one quarter to the next during the course of a year.

To the extent that the QPB Combined Ratio for a quarter is less than the Combined Ratio Trigger for any quarter, the difference is multiplied by the direct earned premium (in essence, the amount of our underwriting profit in excess of the Combined Ratio Trigger) for that quarter. An amount equal to fifteen percent of the product is placed in the QPB bonus pool, and the QPB bonus pool is divided by the total salaries of all eligible participants to determine the QPB bonus for that quarter. The QPB bonus is expressed as a percentage of each participant’s quarterly salary. Each participant in the QPB, including the NEOs, receives the same percentage of their quarterly salary as a QPB bonus for that quarter. The Committee employs no discretion in determining the payouts made under the QPB. During 2010, the Committee implemented a 25% quarterly QPB earnings cap as a percent of salary.

QPB Bonuses—2010

A QPB bonus was earned only in the fourth quarter of 2010, as shown in the chart below illustrating the Combined Ratio Trigger and the actual QPB Combined Ratio for each quarter in 2010:

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010
Combined Ratio Trigger	96.0%	102.0%	102.0%	96.0%
QPB Combined Ratio	96.7%	111.1%	104.4%	92.5%

Under the QPB, eligible employees received the following QPB bonuses, expressed as a percentage of their quarterly salary, for each quarter in fiscal year 2010:

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010
QPB Payout as % of Participant’s Quarterly Base Salary	0%	0%	0%	5.37%

For the full year 2010, the total QPB bonus payout was approximately 1.34% of all eligible salaries.

QPB Bonuses—2011 Opportunities

For 2011, the Combined Ratio Trigger has been set at an annual average of 99% based on quarterly results of 96% (Q1), 102% (Q2), 102% (Q3) and 96% (Q4). These targets were chosen due to their alignment with the Company’s financial plan for 2011, and are unchanged from 2010.

Leadership Bonus Plan Bonuses

Basis for LBP Bonuses

The LBP is an annual cash incentive program for our executives. For our NEOs, the LBP consists of two components: (i) a Company performance component and (ii) an individual performance component. For 2010, 75% of an NEO’s LBP target bonus opportunity was based on Company performance relative to annual plan targets and 25% was based on individual performance. The Committee believes that this allocation appropriately focuses our NEOs on attaining objective, quantitative financial results based on the Company’s consolidated results and business plan, while also providing for the recognition of individual achievements and non-financial outcomes.

LBP Award Process

Each year, the Committee confirms the results of the Company performance component of the LBP for the NEOs based on the achievement of performance goals established by the Committee at the beginning of that year with respect to various performance measures selected by the Committee at the beginning of that year from a list contained in the LBP. The Committee normally establishes threshold, target and maximum performance goals that determine the amount of the Company performance bonus that is earned. At the end of the year, management provides the Committee with the audited financial results achieved by the Company with respect to each performance measure selected by the Committee. Based on this information, the Committee certifies the extent to which the performance goals were achieved before payment of the Company performance bonus, if any, is made. The Committee retains the power to reduce, but not increase, the amount of any Company performance bonus payable to an NEO subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (See “—Tax Deductibility of Executive Compensation” on page 48 of this Proxy Statement).

Each year, the Committee, with input from the Board of Directors of State Auto Mutual, establishes, and evaluates the satisfaction of, the individual performance goals applicable to the CEO, and the CEO establishes, and evaluates the satisfaction of, the individual performance goals applicable to the other NEOs, for the individual performance component of the LBP. The Committee and CEO allocate a specific weight for each of the individual performance goals that they establish. The individual performance goals established for each NEO relate to specific strategic and business objectives relevant to that NEO’s area of responsibility and, as a result, the individual performance goals applicable to the individual performance LBP bonuses are unique for each NEO. The Committee, with respect to the CEO, and the CEO, with respect to the other NEOs, evaluate the satisfaction of the individual performance goals by designating the NEO’s performance for each individual performance goal into one of the following categories: (i) does not meet; (ii) somewhat meets; (iii) meets; (iv) somewhat exceeds; and (v) exceeds. The Committee and the CEO then determine, based on their evaluation of the satisfaction of the individual performance goals, whether the NEO’s overall performance met the threshold, target or maximum performance levels applicable to the individual performance component of the LBP and therefore merits the award of an individual performance LBP bonus.

LBP Bonus—2010 Company Performance Component

For 2010, the Committee selected LBP Combined Ratio, return on equity and premium growth as the performance measures for the Company performance component of the LBP. The Committee selected these performance measures because (i) they align the individual compensation of our executives with the achievement of the strategic objectives of the State Auto Group and (ii) they are among the most important drivers of the Company’s success.

•

“LBP Combined Ratio” is a measure of our profitability and is equal to the sum of (i) our loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) our expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income). The LBP Combined Ratio includes positive or negative catastrophe development from the prior year. LBP Combined Ratio is expressed as a percentage and a LBP Combined Ratio of less than 100% indicates profitability.

•	“Return on equity” is a measure of our return to shareholders on their capital investment in the Company.

•

“Premium growth” is a measure of the growth in our total premium volume from existing sources and merger and acquisitions. We measure our premium growth on a “direct” basis (i.e., by excluding the impact of any reinsurance arrangements).

The Committee assigned each of these performance measures an equal weight in determining the amount of any Company performance LBP bonus to balance profitability, shareholder return and growth.

The following chart shows the threshold, target and maximum payout percentages and performance goals applicable to each performance measure for the Company performance component of the LBP for 2010:

	LBP Combined Ratio		Return on Equity		Premium Growth
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	106.0	10	.92	10	.75
Target	100	102.9	100	5.5	100	4.5
Maximum	200	97.0	200	12.0	200	7.0

Target performance is equal to the goal for the financial measure set forth in the 2010 business plan presented by management and approved by the Board following review and discussion of the business plan in March 2010. The Committee believes that target performance is reasonable to attain but includes an element of “stretch” performance. Maximum performance goals are intended to reflect superior performance and, although possible, may be extremely difficult to attain. Threshold performance, which the Committee views as an acceptable level of performance, is the lowest level of performance meriting any form of financial reward. The Committee recognizes that target performance may not be attained and believes that providing for payments to be made for threshold performance mitigates the incentive for NEOs and others to take excessive risks to achieve the target level of performance.

The following chart shows (i) the result achieved for each Company performance measure in 2010, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of the NEO’s target bonus for the Company performance component of the LBP:

Performance Measure	2010 Result (%)	% of Target Payout for Result	Weight	Payout Value (% of Target)
LBP Combined Ratio	108.1	0	.3334	0
Return on Equity	2.9	43.3	.3334	14.44
Premium Growth	9.91	200	.3334	66.68

The following chart shows the threshold, target and maximum amounts of 2010 Company performance LBP bonuses, both as a percentage of the NEO’s annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the Company’s performance goals. No discretion is applied to the NEO award calculations.

	Company Performance Threshold		Company Performance Target		Company Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	5.625	31,852	56.25	318,516	112.5	637,031
Steven E. English	5.625	15,188	56.25	151,875	112.5	303,750
Mark A. Blackburn	5.625	20,039	56.25	200,391	112.5	400,781
Clyde H. Fitch	5.625	13,922	56.25	139,219	112.5	278,438
James A. Yano	3.75	5,813	37.5	58,125	75.0	116,250

LBP Bonus—2010 Individual Performance Component

The Committee, with the input of the Board of Directors of State Auto Mutual, established the individual performance goals applicable to the CEO’s individual performance LBP bonus for 2010. The CEO established the individual performance goals applicable to each of the other NEO’s individual performance LBP bonus for 2010. The following chart shows the 2010 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs assuming attainment of each respective level of these individual performance goals. The Committee retains full discretion to adjust awards made pursuant to the individual performance component of the LBP.

Named Executive Officer	Individual Performance Bonus Threshold		Individual Performance Bonus Target		Individual Performance Bonus Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	1.875	10,617	18.75	106,172	37.5	212,344
Steven E. English	1.875	5,063	18.75	50,625	37.5	101,250
Mark A. Blackburn	1.875	6,680	18.75	66,797	37.5	133,594
Clyde H. Fitch	1.875	4,641	18.75	46,406	37.5	92,813
James A. Yano	1.25	1,938	12.5	19,375	25.0	38,750

The following chart shows (i) the actual payout to each NEO for the individual performance component of the LBP for 2010, (ii) the value of the actual payout as a percentage of the NEO’s 2010 target bonus for the individual performance component of the LBP, (iii) a description of each individual performance goal established for each NEO for 2010; and (iv) the weight of each performance goal within the individual performance component of LBP:

Named Executive Officer	2010 Individual Performance LBP Bonus ($)	Payout Value (% of Target)	Performance Goal	Weight (%)

Robert P. Restrepo, Jr.	$184,031	130	1. Personal Insurance Strategy (1)	15
			2. Profitable Growth (1)	15
			3. Cost Structure (1)	15
			4. Specialty Insurance Strategy (1)	10
			5. Employee Engagement (1)	10
			6. Marketing Strategy (1)	10
			7. Capital Management Strategy (1)	10
			8. IT Strategy: Develop an IT architecture that guides the development and deployment of all future strategic initiatives.	5
			9 Mergers and Acquisitions (1)	5
			10.Risk Management: Develop and implement risk mitigation plans.	5

Steven E. English	101,250	150	1. Capital Management Modeling (1)	20
			2. Capital Management Real Estate Strategy (1)	20
			3. Specialty Insurance Strategy related to pooling, as appropriate.	20
			4. Expense Management Strategy to reach expense goals.	20
			5. Enterprise Information Management: Develop strategy and specifications for data information management.	20

Mark A. Blackburn	89,063	100	1. Operational integration of specialty and worker’s compensation businesses.	25
			2. Cost Structure: Enhancing productivity and reducing expense levels in personal insurance and claims.	25
			3. Specialty Insurance Strategy (1)	25
			4. Risk Management: Develop and implement risk mitigation plans.	25

Clyde H. Fitch	92,813	150	1. Field Management: Sales, Underwriting and Distribution: Design and implement a sustainable model for achievement of annual Company goals.	35
			2. Operational Effectiveness: Design and implement performance metrics in business and personal insurance to drive operational performance consistent with industry best practices.	35
			3. New Business Development (1)	20
			4. Information Management: Enhance management information tools and coach staff to effectively utilize tools.	10

James A. Yano	58,125	150	1. Legal Advice: Provide sound legal advice as requested to executive team and operational divisions within timeframes requested.	30

			2. Board Relations: Continue with organization and innovation in the conduct of Board and committee meetings. Support and promote positive relationships with all Board members.	30
			3. Innovate State Auto: Provide legal support for Innovate State Auto initiatives and fully implement all legal, government affairs and internal audit ideas.	20
			4. Risk Management: Develop and implement risk mitigation plans.	20

(1)

We are not disclosing a more specific description of this performance goal because doing so would reveal confidential information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm.

For 2010, the Committee awarded Mr. Restrepo an individual performance bonus for, among other things, improving the results and claims processes of our homeowners business and reorganizing and simplifying the structure of the Company.

Mr. Restrepo recommended, and the Committee approved, individual performance bonuses for the other NEOs based primarily on the following accomplishments during 2010.

•

Mr. English somewhat exceeded target performance by initiating work on capital allocation enhancements, completing a review of our real estate and recommending options for enhancing liquidity with respect to such real estate, integrating the specialty business financial results of Rockhill, RTW and RED into State Auto Financial Corporation, and leading the continued improvement in financial planning and budgeting processes which helped produce a reduced expense ratio.

•

Mr. Blackburn met target performance by leading the operational integration of Rockhill and RTW, overseeing the expansion of the our entry into the alternative risk transfer market, enhancing productivity and reducing expense levels in personal insurance and claims, and overseeing effective enterprise risk management.

•

Mr. Fitch somewhat exceeded target performance by completing the restructuring of field operations with little disruption to agency relations, refining business insurance workflows to enhance productivity and service, achieving production targets, and establishing performance metrics and reporting processes that track results and support more effective sales and underwriting performance.

•

Mr. Yano exceeded target performance by providing superior counsel, promoting effective communications between our Board of Directors and management, developing a succession plan for the legal department, and contributing to effective corporate risk management processes.

LBP Bonus Opportunities—2011 Company and Individual Performance Bonuses

On March 3, 2011, the Committee established the total 2011 LBP bonus opportunities for NEOs, including the Company performance and individual performance components of the LBP. The Committee used the same performance measures for the 2011 Company performance component of the LBP (except that premium growth now includes the impact of any reinsurance arrangements) and assigned each performance measure the same weight as in 2010. The Committee also established the threshold, target and maximum payout percentages for 2011, including a range of payout levels between threshold and maximum. We believe that the disclosure of the specific performance measures and the range of awards related to the achievement of such measures are reflective of our 2011 business plan, and as such constitute confidential information. We believe that the disclosure of this information in this Compensation Discussion and Analysis would cause us competitive harm. The Committee believes that the target performance goals are difficult but attainable. For 2009 and 2010, the payout on the Company performance goals was 70.2% and 81.1%, respectively, of the target LBP bonus (where the target percentage equals 100%). For 2011, the payment of an individual performance LBP bonus for our NEOs, if any, will be determined by the Committee and the CEO at the end of the Company’s 2011 fiscal year on the same basis as in 2010.

Long-Term Equity and Cash Incentive Compensation

The Committee awards long-term incentive compensation to the NEOs in the form of stock options pursuant to the terms of the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan (“2009 Equity Plan”) and cash-based performance award units (“PAUs”) pursuant to the terms of the State Auto Financial Corporation Long-Term Incentive Plan, as amended (“Long-Term Incentive Plan”). The Committee also occasionally makes special grants of restricted common shares. For example, in 2010 and 2011, the Company granted restricted common shares to Mr. Restrepo (see “—Stock Options” on page 43 of this Proxy Statement). The Committee targets the long-time incentive compensation awards to the NEOs at the median of long-term incentive compensation awards in the competitive market. In 2009 and 2010, except for Mr. Restrepo’s long-term incentive opportunity for 2010 (as discussed below), the Committee provided 50% of an NEO’s total long-

term incentive compensation opportunity in the form of stock options and 50% in the form of target PAUs. The Committee believes that this allocation of long-term incentive compensation between stock options and target PAUs strikes an appropriate balance between the interest of our shareholders in the appreciation in the price of the Common Shares over the long term and the long-term financial results that should produce such appreciation in the price of our Common Shares. For 2011, however, except for Mr. Restrepo’s long-term incentive opportunity (as discussed below), the Committee provided 35% of each NEO’s total long-term incentive compensation opportunity in the form of stock options and 65% in the form of target PAUs. The Committee reduced the number of stock options awarded to the NEOs in their respective long-term incentive opportunities as a result of a provision in the 2009 Equity Plan that limits the maximum number of shares which may be granted to all participants for a calendar year in the form of stock options, restricted shares and performance shares to a number not exceeding 1.5% of the total number of shares outstanding as of December 31 of the prior year. We are asking our shareholders to consider and vote upon a proposal to amend the 2009 Equity Plan to eliminate this restriction, which would enable us to provide appropriate, meaningful and competitive long-term incentive awards (See “Proposal Two: Approval of Amendment to 2009 Equity Incentive Compensation Plan”).

Stock Options

Basis for Stock Option Awards

We believe that issuing stock options to our executives (i) encourages business behaviors that drive appreciation in the price of the Common Shares over the long-term because options have no value to the optionee unless the price of the underlying Common Shares increases from the date of grant and (ii) helps align the interests of our executives who hold options, including our NEOs, with the interests of our shareholders. Stock options also represent a significant element of the total direct compensation paid to executives at peer companies with which we compete for executive talent and build appropriate levels of Common Share ownership among our executive team.

Stock Option Award Process

In 2010 and 2011, the Committee granted stock options to our NEOs representing the number of our Common Shares as set forth in the table below. Each grant of options consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e., one third of the total options granted vests each year for three years), and an option exercise price equal to the closing price of our Common Shares on the grant date.

Named Executive Officer	2010 Stock Option Awards (# of Common Shares)	Exercise Price ($)	2011 Stock Option Awards (# of Common Shares)	Exercise Price ($)
Robert P. Restrepo, Jr.(1)	54,015	18.78	52,890	17.03
Steven E. English	18,601	18.78	21,796	17.03
Mark A. Blackburn	41,535	18.78	0	17.03
Clyde H. Fitch	17,051	18.78	16,056	17.03
James A. Yano	12,322	18.78	11,625	17.03

(1)

The Committee also granted to Mr. Restrepo 17,180 restricted common shares as part of his 2010 long-term incentive opportunity and 16,707 restricted common shares as part of his 2011 long-term incentive opportunity.

The Committee grants stock options each year at the same time as other annual awards are determined, based on the CEO’s recommendations to the Committee. The Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee, although the Committee concurred with management’s recommendation regarding 2010 and 2011 stock option grants.

The Committee determined the number of stock options granted by multiplying (i) the average daily closing price of our Common Shares for the prior fiscal year (ii) by a “Black-Scholes” factor. The “Black-Scholes” factor is a financial model used to determine the current value of stock options and was provided to the Company by Towers Watson for 2010 and Pay Governance, LLC for 2011. Mr. Kokoskie, the Committee’s representative from both firms, advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in option grants, is similar to the practices of other companies and prevents significant fluctuation in the number of options granted.

For 2010, Mr. Restrepo was granted one-third of his long-term incentive opportunity in the form of stock options, one-third in the form of restricted common shares and one-third in the form of PAUs. For 2011, based on competitive data provided by Pay Governance, LLC and the limitation on stock grants imposed by the 2009 Equity Plan, Mr. Restrepo was granted 28.3% of his long-term incentive opportunity in the form of restricted common shares, 28.3% in the form of stock options and 43.3% in the form of target PAUs. The restricted common shares vest on the third anniversary of the grant date. The Committee granted Mr. Restrepo this modified mix of long-term incentive compensation primarily to support Mr. Restrepo’s achievement of stock ownership goals. The Committee also believes that this mix will more effectively balance the elements of long-term compensation and provide retention benefits. The number of restricted common shares granted to Mr. Restrepo was determined by dividing the portion of his target long-term incentive opportunity awarded in restricted common shares by the sum of (i) the average daily trading price of our Common Shares during the immediately preceding year and (ii) the estimated value of three years of anticipated cash dividends.

Performance Award Units

Basis for PAU Awards

PAUs reward participants for achieving sustained financial results that should increase the price of our Common Shares over the long term and balance the focus of our annual operating plan by rewarding participants for our financial results relative to those of other property and casualty insurers. This is consistent with our executive compensation program goal to provide compensation relative to our performance as compared to the performance of our peers. In addition, because PAUs are paid in cash, they minimize shareholder dilution.

PAU Award Process

PAUs are awarded annually by the Committee to the NEOs and are paid in cash at the end of a three-year performance period. The amount payable at the end of the performance period is determined by multiplying the number of PAUs by the “value” of the PAU at the end of the performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00 depending on our performance. The final value of a PAU depends on the State Auto Group’s performance relative to a peer group of other property and casualty insurers during the performance period (the “LTIP Peer Group”). For 2010 grants of PAUs, the LTIP Peer Group consisted of approximately 600 companies included in the A.M. Best Total U.S. P&C Agency Companies Composite. The peer-comparison approach reduces the subjectivity involved in setting performance goals for a three-year period, which can be difficult, particularly in the current economic environment.

PAUs are valued based on the State Auto Group’s achievement of performance goals selected by the Committee compared against the results of the LTIP Peer Group during the three-year period. Each goal has threshold, target and maximum levels of performance. The target level for each performance measure is achieved if the State Auto Group’s performance approximately equals the mean level of performance of the companies in the LTIP Peer Group for such performance measure. The maximum level for each performance measure is achieved if the State Auto Group performs at or above the 80th percentile of the LTIP Peer Group. The threshold level of performance is achieved if the State Auto Group performs at the 20th percentile. No amount is payable with respect to a performance measure if the State Auto Group performs below the 20th percentile.

For example, if at the end of the 2010–2012 performance period there are 600 insurance companies in the LTIP Peer Group, and if such companies are ranked 1 – 600 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 300/301st ranked companies. A maximum award is earned if our three-year average statutory combined ratio equals or exceeds the 120th ranked company (equal to the group’s 80th percentile). Finally, a threshold award is received if our three-year statutory combined ratio equals the 480th ranked company (or the group’s 20th percentile). The same comparison is performed for total premium growth and surplus growth, with the results equally weighted to determine the final PAU value awarded to each NEO.

PAU Awards—2010

PAUs granted for the 2010-2012 performance period are based on the achievement target results of three equally-weighted performance measures: (i) direct, statutory combined ratio for the State Auto Group, (ii) the State Auto Group’s direct written premium growth and (iii) the State Auto Group’s surplus growth. The performance measures selected by the Committee focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders.

For the 2010-2012 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2010 Target Units(#)	Target Award Value($)*	Threshold Award Value($)*	Maximum Award Value($)*
Robert P. Restrepo Jr.	339,750	339,750	135,900	679,500
Steven E. English	117,000	117,000	46,800	234,000
Mark A. Blackburn	261,250	261,250	104,500	522,500
Clyde H. Fitch	107,250	107,250	42,900	214,500
James A. Yano	77,500	77,500	31,000	155,000

*	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

PAU Awards—2011

PAUs granted for the 2011-2013 performance period are valued based on the achievement of three equally-weighted performance measures. The Committee selected the same performance measures for the 2011-2013 performance period as it did for the 2010-2012 performance period for the reasons discussed above in “—PAU Awards—2010.”

For the 2011-2013 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2011 Target Units(#)	Target Award Value($)(1)	Threshold Award Value($)(1)	Maximum Award Value($)(1)
Robert P. Restrepo Jr.	418,600	418,600	167,440	837,200
Steven E. English	172,500	172,500	69,000	345,000
Mark A. Blackburn(2)	0	0	0	0
Clyde H. Fitch	127,075	127,075	50,830	254,150
James A. Yano	92,000	92,000	36,800	184,000

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.
(2)

PAUs were not granted to Mr. Blackburn for the 2011-2013 performance period because he resigned from all of his officer positions with the Company and the State Auto Group on January 14, 2011. Mr. Blackburn will retire from his remaining positions with the Company and the State Auto Group effective on November 1, 2011.

Retirement and Deferred Compensation

Retirement Plans

We maintain a defined benefit pension plan, referred to as our “Retirement Plan,” to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. All of our current NEOs are eligible to participate in the Retirement Plan. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our “SERP,” to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other employees upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. In addition to the standard SERP, we have entered into individual SERP agreements with Mr. Restrepo and Mr. Blackburn to offset the impact of the relatively shorter duration of employment available to them at our Company. Under the Retirement Plan and the standard SERP, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreements for Messrs. Restrepo and Blackburn. (See “—Contractual Arrangements with Named Executive Officers—Employment Agreements” on page 47 of this Proxy Statement and “Retirement Plans” on page 56 of this Proxy Statement for more information regarding our retirement plans.)

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code that we refer to as our “Retirement Savings Plan” or “RSP.” The RSP is intended to help ensure the long-term financial stability of our employees. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $16,500. In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. (See “Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan” on page 58 of this Proxy Statement for more information regarding the RSP.)

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

We maintain a non-qualified, unfunded deferred compensation plan for eligible key employees, which we refer to as our “Shadow Plan.” Non-qualified plans allow highly compensated employees to be in the same place, relatively speaking, as other employees of the Company, in terms of their ability to maximize their retirement savings opportunities. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Employees eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. (See “Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan” on page 58 of this Proxy Statement for more information regarding the Shadow Plan.)

Executive Perquisites

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of other insurers and companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that aids in attracting and retaining the best executives.

Tax Advisory Services

We provide up to $500 each fiscal year to each optionee, including NEOs, for tax advice if the optionee exercises qualified stock options in the fiscal year. This benefit provides optionees with access to professional advice in addressing the tax and financial consequences associated with exercising qualified incentive stock options which helps optionees accurately determine their tax liabilities and the number of shares they may need to sell to cover those costs. The application of this benefit is limited because the Company has not granted qualified stock options in many years. None of the NEOs used this perquisite in 2010.

Travel Expenses

We regularly sponsor incentive travel programs for our independent agents. The NEOs attend these programs in order to help us foster and improve our relationships with our independent agents, who represent the only distribution force used by our Company. We also pay the cost incurred by the NEO’s spouse or guest to attend these programs. The cost is determined by dividing the total cost of the agent incentive travel program by the number of travelers. The cost of each NEO’s spouse or guest to attend the program(s) as a host in 2010 is included in the total reflected in the “All Other Compensation” column in the Summary Compensation Table on page 50 of this Proxy Statement for any NEO whose spouse or guest acted as a host.

Club Memberships

During 2010, we also had corporate memberships in two clubs in central Ohio, one of which was a golf club. The corporate memberships in these clubs were used for business entertainment and meetings, and we paid the dues. The designated users were Messrs. Restrepo and Blackburn. One of these memberships was cancelled in January 2011 in connection with the resignation of Mr. Blackburn from his officer positions with the Company. The dues we paid for these memberships are included in the “All Other Compensation” column of the Summary Compensation Table on page 50 of this Proxy Statement.

Contractual Arrangements with Named Executive Officers

Employment Agreements

We have entered into employment agreements with Robert P. Restrepo, Jr., our Chairman, President and Chief Executive Officer, and Mark A. Blackburn, our Executive Vice President and Chief Operating Officer. The terms of Mr. Restrepo’s and Mr. Blackburn’s employment agreements were the result of arm’s length negotiations between the Committee and Mr. Restrepo and Mr. Blackburn. On January 17, 2011, we announced that Mr. Blackburn will retire effective November 1, 2011, at which time Mr. Blackburn’s employment agreement will terminate. Mr. Blackburn resigned from all of his officer positions with the Company and the State Auto Group on January 14, 2011.

The Company enters into employment agreements to provide appropriate protection to the employees and the Company and clarity to the employees and the Company about the Company’s expectations. Upon Mr. Blackburn’s retirement, the Company intends to limit the use of employment agreements to its Chief Executive Officer. The Company believes that having an employment agreement in place for this position ensures leadership stability and focus and assists in long-term retention. The Company also believes that continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, furthers the goals of our executive compensation program.

As is the case with most executive employment agreements, our employment agreements with Mr. Restrepo and Mr. Blackburn address separation and severance benefits in connection with the termination of their respective employment with us, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties on events resulting in the termination of the employment relationship. In a competitive environment for qualified and skilled management personnel, these provisions also are necessary in the recruitment of executives who may not otherwise be willing to relocate their families and undertake the responsibilities of a new position without such financial commitments from their new employers. These provisions also are necessary for the retention of executives in that they provide a level of financial security in the event of an involuntary termination of employment.

The terms of the employment agreements with Mr. Restrepo and Mr. Blackburn are described in detail below under “Employment Agreements with Named Executive Officers.” The severance and separation benefits provided to Mr. Restrepo and Mr. Blackburn under their employment agreements upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Employment Agreement” and “—Blackburn Employment Agreement,” respectively. As a result of his retirement on November 1, 2011, Mr. Blackburn will receive the compensation and benefits payable under his employment agreement in the event of a non-renewal of his employment agreement.

Change of Control Agreements

Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company or State Auto Mutual. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. For 2010, we had change in control agreements, which we refer to as “executive agreements,” with each of our NEOs. We refer to our change of control as “executive agreements.” The terms of the executive agreements with our NEOs are described in detail below under “Change of Control Agreements with Named Executive Officers.” The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Executive Agreement” and “—Blackburn Executive Agreement” and “—English, Fitch and Yano Executive Agreements.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation,” as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. Our shareholders have approved the material terms of the LBP, the 2009 Equity Plan and the

Long-Term Incentive Plan as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of Company performance-based awards under the LBP, stock options awarded under the 2009 Equity Plan and compensation paid for the attainment of the PAUs under the Long-Term Incentive Plan are intended to be deductible for federal income tax purposes in accordance with Section 162(m) of the Code. While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible. For example, compensation paid for the attainment of individual performance-based awards under the LBP are not intended to constitute ”qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive reward program and the primary reason for awarding stock options—to build executive stock ownership. Each person subject to the Ownership Guidelines is required to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”). Option grants vary by an individual’s level in the Company, consistent with the information in our competitive market data as well as the scope of the NEO’s responsibility. As a result, it makes sense to vary the level of ownership we require of these individuals by their level in the Company and the level of option grants they receive.

The following Ownership Target Amounts applicable to Section 16 officers in the designated category will remain in place until changed by the Committee:

Chairman/CEO	100,000 Common Shares
Chief Operating Officer	50,000 Common Shares
Senior Vice President	30,000 Common Shares
Vice President	7,000 Common Shares

Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary in Company stock through a payroll deduction plan. All of our NEOs are within five years of assuming their designated category of management and/or are currently investing at least 6% of their annual base salary in our stock through payroll deduction. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested restricted stock. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following chart shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 11, 2011.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO (1)	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Robert P. Restrepo, Jr.	100,000	11,635	59,585	71,220
Steven E. English	7,000	3,464	5,722	9,186
Mark A. Blackburn	50,000	12,541	44,581	57,122
Clyde H. Fitch	30,000	2,456	9,752	12,208
James A. Yano	7,000	1,762	4,080	5,842

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company’s Common Shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 11, 2011 and “in the money” based on a price of $16.74, which represents the closing price for the Company’s Common Shares on this date.

We discourage our officers from hedging the economic risk of their stock ownership positions in our Common Shares, but our Board has not adopted a written policy prohibiting hedging.

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert P. Restrepo, Jr.	2010	750,192	0	322,727	(6)	311,126	528,481	460,459	83,292	2,456,277
Chairman, President and Chief Executive Officer	2009	753,462	0	88		194,809	797,240	322,638	35,969	2,104,206
	2008	701,923	0	129		399,473	367,425	289,666	38,696	1,797,312

Steven E. English	2010	358,077	0	87		107,142	265,491	86,706	14,452	831,955
Vice President and Chief Financial Officer	2009	354,231	0	88		44,974	334,292	36,000	15,261	784,846
	2008	298,462	0	129		87,214	139,500	27,539	82,294	635,138

Mark A. Blackburn	2010	473,077	0	87		239,242	305,769	627,641	36,139	1,539,829
Executive Vice President and Chief Operating Officer	2009	479,423	0	338		101,111	505,596	412,367	40,994	1,539,829
	2008	444,231	0	129		214,235	270,000	440,554	39,764	1,408,913

Clyde H. Fitch	2010	328,077	0	87		98,214	243,367	73,041	15,563	758,349
Senior Vice President	2009	330,000	0	88		41,118	270,040	53,226	18,267	712,739
	2008	310,000	0	129		87,214	204,600	44,019	20,622	666,584

James A. Yano	2010	308,077	0	87		70,975	152,412	68,607	9,959	610,117
Vice President, Secretary and General Counsel	2009	306,923	0	88		29,654	217,703	45,879	8,575	608,822
	2008	273,077	0	129		60,592	116,089	36,006	6,336	492,229

(1)

Except as described in other footnotes, the dollar amounts shown in this column represent the grant date fair value of Common Shares awarded to the NEOs on holidays and certain service anniversary milestones. These awards are made to all employees of the company on the same basis and in the same amounts.

(2)

The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”). For a discussion of the assumptions used in the calculations, see Note 13 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2010.

(3)

The amounts earned in 2010 by the NEOs with respect to the PAUs awarded in 2008 under our Long-Term Incentive Plan for the 2008-2010 performance period are not included in this column as the results for the 2008-2010 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2011.

For 2010 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2010 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the QPB:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	344,450	173,113	10,918	528,481
Steven E. English	164,241	96,044	5,206	265,491
Mark A. Blackburn	216,707	82,194	6,869	305,769
Clyde H. Fitch	150,554	88,041	4,772	243,367
James A. Yano	94,287	53,642	4,483	152,412

For 2009 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2009 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP, the QPB and the PAUs relating to the 2007-2009 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	288,177	196,390	8,923	303,750	797,240
Steven E. English	138,167	113,847	4,278	78,000	334,292
Mark A. Blackburn	183,565	125,097	5,684	191,250	505,596
Clyde H. Fitch	126,324	116,089	3,911	23,716	270,040
James A. Yano	78,953	60,083	3,667	75,000	217,703

For 2008 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2008 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the QPB:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	214,331	125,994	27,100	367,425
Steven E. English	74,865	52,803	11,832	139,500
Mark A. Blackburn	135,844	116,980	17,176	270,000
Clyde H. Fitch	93,572	99,196	11,832	204,600
James A. Yano	56,350	49,163	10,687	116,200

(4)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(5)	The table below shows the components of the “All Other Compensation” column for 2008 through 2010.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Club Membership Dues ($)(c)	Relocation Payments ($)		Retention Payments ($)(d)	Insurance Premiums ($)		Total ($)
Robert P. Restrepo, Jr.	2010	24,224	4,082	9,277	2,790	0		0	42,919	(g)	83,292
	2009	26,371	6,808	0	2,790	0		0	0		35,969
	2008	24,567	5,039	6,300	2,790	0		0	0		38,696

Steven E. English	2010	10,652	3,800	0	0	0		0	0		14,452
	2009	9,383	5,878	0	0	0		0	0		15,261
	2008	8,050	4,244	0	0	0		70,000	0		82,294

Mark A. Blackburn	2010	15,461	3,832	11,250	5,596	0		0	0		36,139
	2009	16,780	6,602	11,250	5,596	0		0	766	(f)	40,994
	2008	15,548	5,177	15,000	3,133	0		0	906	(f)	39,764

Clyde H. Fitch	2010	8,575	3,838	3,150	0	0		0	0		15,563
	2009	8,575	6,542	3,150	0	0		0	0		18,267
	2008	9,043	4,244	4,200	0	3,135	(e)	0	0		20,622

James A. Yano	2010	8,575	0	0	0	0		0	0		8,575
	2009	8,575	0	0	0	0		0	0		8,575
	2008	8,050	1,771	0	274	0		0	0		10,095

(a)

The dollar amounts in this column reflect Company-paid matches under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matched contributions received preferential earnings or interest.

(b)	The dollar amounts in this column reflect spousal travel hosting on agent incentive trips.

(c)	All of the dollar amounts in this column reflect non-golf club membership dues, except for $2,826 of Mr. Blackburn’s 2008 amount and $5,226 of his 2009 amount which reflect golf club membership dues.

(d)	The dollar amounts in this column reflect the fifth (2008) of five installment payments under Mr. English’s retention agreement.

(e)

The dollar amount includes the following amounts and items: (i) reimbursement of relocation expenses of $1,639; (ii) tax gross up payment on reimbursed relocation expenses of $1,324; and (iii) non-taxable moving expense of $172.

(f)	These dollar amounts reflect the life insurance policy premiums paid by the Company on behalf of Mr. Blackburn.

(g)

The dollar amount reflects the income attributed to Mr. Restrepo as a result of the long term disability policy obtained by the Company to address its disability obligation under his Employment Agreement ($28,992), and an amount to reimburse Mr. Restrepo for the income tax liability that he incurred as a result of such policy ($13,927).

(6)

This dollar amount includes the grant date fair value of the restricted common shares awarded to Mr. Restrepo under our 2009 Equity Plan. The grant date fair value of these restricted common shares was determined by multiplying the closing price of our Common Shares on the date of grant ($18.78) by the number of restricted common shares granted.

Grants of Plan-Based Awards in 2010

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Robert P. Restrepo, Jr.:
Restricted stock award	3-4-10					17,180			322,640
Stock option award	3-4-10						54,015	18.78	311,126
LBP Company performance award	3-4-10		31,852	318,516	637,031
LBP individual performance award	3-4-10		10,617	106,172	212,344
QPB award	1-1-10			10,918
PAU award	3-4-10	339,750	135,900	339,750	679,500

Steven E. English:
Stock option award	3-4-10						18,601	18.78	107,142
LBP Company performance award	3-4-10		15,188	151,875	303,750
LBP individual performance award	3-4-10		5,063	50,625	101,250
QPB award	1-1-10			5,206
PAU award	3-4-10	117,000	46,800	117,000	234,000

Mark A. Blackburn:
Stock option award	3-4-10						41,535	18.78	239,242
LBP Company performance award	3-4-10		20,039	200,391	400,781
LBP individual performance award	3-4-10		6,680	66,797	133,594
QPB award	1-1-10			6,869
PAU award	3-4-10	261,250	104,500	261,250	522,500

Clyde H. Fitch:
Stock option award	3-4-10						17,051	18.78	98,214
LBP Company performance award	3-4-10		13,922	139,219	278,438
LBP individual performance award	3-4-10		4,641	46,406	92,813
QPB award	1-1-10			4,772
PAU award	3-4-10	107,250	42,900	107,250	214,500

James A. Yano:
Stock option award	3-4-10						12,322	18.78	70,975
LBP Company performance award	3-4-10		5,813	58,125	116,250
LBP individual performance award	3-4-10		1,938	19,375	38,750
QPB award	1-1-10
PAU award	3-4-10	77,500	31,000	77,500	155,000

(1)

In 2010, all of our NEOs were selected to participate in the Long-Term Incentive Plan, a cash incentive bonus plan, for the performance period beginning January 1, 2010 and ending December 31, 2012. Under the Long-Term Incentive Plan, the NEOs receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—direct, statutory combined ratio for the State Auto Group, the State Auto Group’s direct written premium growth and the State Auto Group’s surplus growth—in comparison to the LTIP Peer Group over the three-year performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. For a further discussion of the Long-Term Incentive Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(2)

In 2010, all of our NEOs participated in the LBP, an annual cash incentive bonus plan that has a Company performance component and an individual performance component. For our NEOs, awards for the Company performance component of the LBP are based solely upon the achievement of certain Company performance measures established by the Compensation Committee at the beginning of a performance year. For 2010, the Company performance measures were LBP Combined Ratio, return on equity and premium growth. The actual payments made to each NEO for the Company performance component of the LBP for 2010 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the Company performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(3)

For our NEOs, awards for the individual performance component of the LBP are based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the Board of Directors and the State Auto Mutual Board, establishes the individual performance goals for the CEO. The CEO establishes the individual performance goals for the other NEOs. The actual payments made to each NEO for the individual performance component of the LBP for 2010 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the individual performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(4)

In 2010, all of our NEOs participated in the QPB, a quarterly cash profit-sharing plan in which all of our employees are eligible to participate after meeting minimum service requirements. The QPB pays a quarterly bonus if the QPB Combined Ratio is better than the Combined Ratio Trigger for that quarter, which is set annually. To the extent that the QPB Combined Ratio for a quarter is less than the Combined Ratio Trigger for that quarter, the difference is multiplied by the direct earned premium (in essence, the amount of our underwriting profit in excess of the Combined Ratio Trigger) for that quarter. An amount equal to fifteen percent of the product is placed in the QPB bonus pool, and the QPB bonus pool is divided by the total salaries of all eligible participants to determine the QPB bonus for that quarter. Since the 2010 QPB target amounts are not determinable, the amounts shown are the actual QPB awards paid to the NEOs in 2010 as shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. The total amount of quarterly QPB bonuses paid during any year reduces the NEO’s individual performance LBP bonus, with any difference reducing the NEO’s Company performance LBP bonus. For a further discussion of the QPB, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Quality Performance Bonus Plan Bonuses.”

(5)

In 2010, Mr. Restrepo received restricted common shares under our 2009 Equity Plan. The restricted common shares shown in this column were granted on the date indicated pursuant to action of the Compensation Committee at a meeting held on that day. These restricted common shares vest on the third anniversary of the grant date. The grant date fair value of these restricted common shares was determined by multiplying the closing price of Common Shares on the date of grant ($18.78) by the number of restricted common shares granted. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(6)

In 2010, all of our NEOs received options under our 2009 Equity Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined in accordance with ASC Topic 718. These options have not been re-priced or otherwise materially amended. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Restrepo, Jr.	30,000	0	0	31.94	3-01-16	17,180	299,276
	23,012	0	0	29.53	5-02-17
	33,083	16,541	0	25.81	3-05-18
	17,710	34,378	0	14.49	3-04-19
	0	54,015	0	18.78	3-03-20

Steven E. English	2,334	0	0	16.00	5-22-12
	2,500	0	0	18.74	5-21-13
	2,500	0	0	30.86	5-26-14
	3,252	0	0	30.75	5-31-14
	2,500	0	0	26.45	5-09-15
	6,300	0	0	33.50	5-16-16
	5,910	0	0	29.53	5-02-17
	7,223	3,611	0	25.81	3-05-18
	4,089	7,936	0	14.49	3-04-19
	0	18,601	0	18.78	3-03-20

Mark A. Blackburn	9,100	0	0	16.47	5-23-11
	10,400	0	0	16.00	5-22-12
	14,500	0	0	18.74	5-21-13
	14,500	0	0	30.86	5-26-14
	14,500	0	0	26.45	5-09-15
	20,000	0	0	33.50	5-16-16
	14,489	0	0	29.53	5-02-17
	17,831	8,782	0	25.81	3-05-18
	9,192	17,843	0	14.49	3-04-19
	0	41,535	0	18.78	3-03-20

Clyde H. Fitch	18,850	0	0	25.72	11-04-17
	7,223	3,611	0	25.81	3-05-18
	3,738	7,256	0	14.49	3-04-19
	0	17,051	0	18.78	3-03-20

James A. Yano	5,682	0	0	29.53	5-02-17
	5,018	2,509	0	25.81	3-05-18
	2,643	5,286	0	14.49	3-04-19
	0	12,322	0	18.78	3-03-20

*	The closing price of our Common Shares on December 31, 2010 was $17.42.

(1)

All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•	Options expiring March 5, 2018 were granted March 6, 2008. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 6, 2011.

•	Options expiring March 4, 2019 were granted on March 5, 2009. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 5, 2012.

•	Options expiring March 3, 2020 were granted on March 3, 2010. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 3, 2013.

(2)	All restricted common shares listed in this table vest on March 4, 2013, the third anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal 2010

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Robert P. Restrepo, Jr.			0	—
Steven E. English			0	—
Mark A. Blackburn	7,200	29,214	25,000	386,000
Clyde H. Fitch			7,000	116,620
James A. Yano			0	—

Retirement Plans

Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our current NEOs and other employees hired before January 1, 2010 are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.

Supplemental Executive Retirement Plans

Our SERP, which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Committee previously approved participation in this SERP for all NEOs. Executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

In addition to the standard SERP discussed above, we have entered into individual SERP agreements with Mr. Restrepo and Mr. Blackburn to offset the impact of the relatively shorter duration of employment available to them at our Company. We have a mandatory retirement age of 65 for certain officers. Mr. Restrepo is currently 60 and has been an employee for five years. Mr. Blackburn is 59 years old and has been an employee for 11 years. The Retirement Plan and the standard SERP, discussed above, both use a career average plan formula for benefit determinations. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreements for Messrs. Restrepo and Blackburn (See “Employment Agreements with Named Executive Officers” on page 59 of this Proxy Statement.)

Pension Benefits in Fiscal 2010

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert P. Restrepo, Jr.	Retirement Plan	5		212,485	0
	SERP	5		453,260	0
	Individual SERP	5		715,768	0

Steven E. English	Retirement Plan	10	(1)	153,794	0
	SERP	10	(1)	36,821	0

Mark A. Blackburn	Retirement Plan	11		388,802	0
	SERP	11		192,114	0
	Individual SERP	11		1,285,502	0

Clyde H. Fitch	Retirement Plan	3		130,736	0
	SERP	3		43,698	0

James A. Yano	Retirement Plan	3		145,876	0
	SERP	3		24,379	0

(1)

Includes Mr. English’s one year of service with Meridian Insurance Group, Inc. (“MIGI”). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $11,792 within the Retirement Plan and $1,666 within the SERP).

(2)

The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of (i) 1.75% of a participant’s “covered compensation” multiplied by the participant’s years of service, plus (ii) 0.65% of a participant’s covered compensation multiplied by the participant’s years of service. The normal form of benefit is a single life annuity; however, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant’s benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59, and 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2010, no NEOs were eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

Deferred Compensation Plans

Defined Contribution Plan/401(k) Plan

Our defined contribution plan, which we refer to as the “Retirement Savings Plan” or “RSP,” is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. We changed the name of the RSP from The State Auto Insurance Companies Capital Accumulation Plan to The State Auto Insurance Companies Retirement Savings Plan effective on January 1, 2010. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance may be invested in Common Shares. None of our NEOs made this election.

The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $16,500. This equates to a Company contribution in the RSP of 58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.

In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

Our Non-Qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.

The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant’s base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a “date-certain” distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2010

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert P. Restrepo, Jr.	23,012	17,682	33,771	0	247,762
Steven E. English	145,225	2,077	18,208	0	248,858
Mark A. Blackburn	6,385	7,983	30	0	45,268
Clyde H. Fitch	0	0	2,663	0	20,935
James A. Yano	0	0	3,019	0	15,602

(1)

Contributions by the NEO or by us, as the case may be, were made pursuant to the State Auto Property & Casualty Insurance Company’s Amended and Restated Incentive Deferred Compensation Plan, referred to as our “Shadow Plan.”

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2010 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Employment Agreements with Named Executive Officers

Restrepo Employment Agreement

The employment agreement between State Auto and Mr. Restrepo had a three-year term ending on March 1, 2009. Effective March 1, 2009, we renewed Mr. Restrepo’s employment agreement on substantially similar terms through December 31, 2011, unless terminated earlier due to Mr. Restrepo’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause. Mr. Restrepo’s retirement from the Company, whether initiated by Mr. Restrepo or mandatory, will be treated as his voluntary termination of employment.

Under his employment agreement, Mr. Restrepo receives an annual base salary, participates in the LBP, the QPB, the Long-Term Incentive Plan and the Retirement Plan, and is eligible to participate in all other State Auto incentive compensation plans, retirement plans and fringe benefits generally made available to executives of State Auto. The employment agreement further provides that unless Mr. Restrepo otherwise agrees (i) his annual base salary shall not be less than $730,000, (ii) his target bonus under the LBP shall not be less than 75% of his then-current annual base salary and (iii) his potential bonus compensation under the LBP shall not be less than his potential bonus compensation under the LBP as of March 1, 2009. The compensation paid to Mr. Restrepo in 2008, 2009 and 2010 is set forth in the “Summary Compensation Table” on page 50 of this Proxy Statement.

State Auto also implemented an individual Supplemental Executive Retirement Plan for Mr. Restrepo (the “Restrepo SERP”) pursuant to his employment agreement. The Restrepo SERP generally provides Mr. Restrepo with supplemental retirement benefits to the extent necessary to cause his aggregate State Auto retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by State Auto; provided, however, that the benefits payable pursuant to the Restrepo SERP will be proportionately reduced if Mr. Restrepo has less than 20 years of service with State Auto at retirement. State Auto has a mandatory retirement age of 65 for executive officers, and Mr. Restrepo was age 55 when he began his employment with State Auto. As a result, Mr. Restrepo will have no more than 10 years of service with State Auto when he reaches mandatory retirement age, which will reduce the benefits payable pursuant to the Restrepo SERP accordingly.

Mr. Restrepo’s employment agreement also imposes post-employment covenants that prohibit Mr. Restrepo from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company.

The severance and separation benefits provided to Mr. Restrepo under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Employment Agreement.” The Board may subject all or any part of these severance benefits to a condition of repayment by Mr. Restrepo upon the violation of any non-competition and confidentiality covenants applicable to Mr. Restrepo. The Board may also require Mr. Restrepo to repay all or part of such severance benefits if: (i) the amount of his severance benefits were calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (ii) Mr. Restrepo engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (iii) the amount of his severance benefits would have been lower than the amount actually awarded to Mr. Restrepo had the financial results been properly reported. The Board may also require Mr. Restrepo to repay all or part of such severance benefits if the Board determines he has engaged in any wrongful conduct during the employment term which has a material adverse effect on the Company.

Blackburn Employment Agreement

Mark A. Blackburn has been employed by us since 1999. In November 2006, he was appointed as our Executive Vice President and Chief Operating Officer. Given the more extensive and influential duties of his new position, we entered into an employment agreement with Mr. Blackburn in 2007. On January 17, 2011, we announced that Mr. Blackburn will retire effective November 1, 2011, at which time Mr. Blackburn’s employment agreement will terminate. Mr. Blackburn resigned from all of his officer positions with the Company and the State Auto Group on January 14, 2011.

Under his employment agreement, Mr. Blackburn receives an annual base salary in an amount not less than $425,000, participates in the LBP, the QPB, the Long-Term Incentive Plan and the Retirement Plan, and is eligible to participate in all other State Auto incentive compensation plans, retirement plans and fringe benefits generally made available to executives of State Auto. The compensation paid to Mr. Blackburn in 2008, 2009 and 2010 is set forth in the “Summary Compensation Table” on page 50 of this Proxy Statement.

State Auto also implemented an individual Supplemental Executive Retirement Plan for Mr. Blackburn (the “Blackburn SERP”) pursuant to his employment agreement. The Blackburn SERP generally provides Mr. Blackburn with supplemental retirement benefits to the extent necessary to cause his aggregate State Auto retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by State Auto; provided, however, that the benefits payable pursuant to the Blackburn SERP are proportionately reduced if Mr. Blackburn has less than 20 years with of service with State Auto at retirement. Mr. Blackburn will have 12 years of service with State Auto when he retires on November 1, 2011, which will reduce the benefits payable pursuant to the Blackburn SERP accordingly.

The employment agreement also imposes post-employment covenants prohibiting Mr. Blackburn from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company.

The severance and separation benefits provided to Mr. Blackburn under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change in Control—Blackburn Employment Agreement.” As a result of his retirement on November 1, 2011,

Mr. Blackburn will receive the compensation and benefits payable under his employment agreement in the event of a non-renewal of his employment agreement.

Change of Control Agreements with Named Executive Officers

We have entered into a change in control agreement, which we refer to as “executive agreements,” with each of our NEOs. The terms of each executive agreement were the result of arm’s length negotiations between the Committee and the executive. Each of the executive agreements define a “Change of Control” to include the following:

•

any person becomes the owner of 25% or more of the combined voting power of the Company’s then outstanding securities, except for acquisitions by the Company or certain of its affiliates or by any employee benefit plan maintained by the Company or certain of its affiliates;

•	a majority of the Board is comprised of other than continuing directors;

•	any event or transaction occurs that the Company would be required to report as a change in control under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

•

a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent more than 50% of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

•

a sale, exchange, lease, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company (including the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis);

•	a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; and

•

State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

Mr. Blackburn’s executive agreement also defines “Change of Control” to include the termination, for any reason, of Mr. Restrepo’s employment as the Chief Executive Officer of the Company or State Auto Mutual.

Restrepo Executive Agreement

We renewed Mr. Restrepo’s executive agreement under substantially similar terms when we renewed his employment agreement. The term of Mr. Restrepo’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Restrepo’s executive agreement will terminate if his employment terminates prior to a Change of Control.

We will provide certain severance benefits to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement (other than on account of his death or disability or termination for cause):

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Restrepo for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Restrepo’s termination.

The severance and separation benefits provided to Mr. Restrepo under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Executive Agreement.”

Mr. Restrepo’s executive agreement also provides that, for a period of five years after any termination of Mr. Restrepo’s employment, we would provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we would indemnify, hold harmless, and defend Mr. Restrepo to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he might be involved by reason of having been our director or officer.

Blackburn Executive Agreement

We entered into an executive agreement with Mr. Blackburn effective on October 4, 2007. The term of Mr. Blackburn’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Blackburn’s executive agreement will terminate upon his retirement, and the corresponding termination of his employment agreement, on November 1, 2011.

We will provide certain severance benefits to Mr. Blackburn under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement (other than on account of his death or disability or termination for cause):

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Blackburn for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control;

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Blackburn’s termination; or

•	at Mr. Blackburn’s request, if he has remained employed for two years after Mr. Restrepo ceases to be CEO in order to assist with the new CEO’s transition.

The severance and separation benefits provided to Mr. Blackburn under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—Blackburn Executive Agreement.”

Mr. Blackburn’s executive agreement also provides that, for a period of five years after any termination of Mr. Blackburn’s employment, we would provide Mr. Blackburn with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we would indemnify, hold harmless, and defend Mr. Blackburn to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he might be involved by reason of having been our director or officer.

English, Fitch and Yano Executive Agreements

We have also entered into executive change of control agreements with certain of our other executive officers, including Messrs. English, Fitch and Yano. The executive agreements of Messrs. English, Fitch and Yano were effective April 25, 2008 for a three-year term. If a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the earlier to occur of the 36-month anniversary of the date of the Change of Control or the date on which the executive reaches age 65. The executive agreement will terminate if the executive’s employment terminates prior to a Change of Control.

We will provide certain severance benefits to the executive under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement (other than for cause, the death or disability of the executive or his mandatory retirement at age 65):

•	by us at any time within 24 months after a Change of Control;

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive’s termination.

The severance and separation benefits provided to each of our other executives under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—English, Fitch and Yano Executive Agreements.”

These executive agreements prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or part of the severance benefits if the executive violates the confidentiality covenant or if he has engaged in any wrongful misconduct during his employment which the Board determines has a material adverse effect on the Company.

These executive agreements also provide that, for a period of five years after a Change of Control, we will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he may be involved by reason of having been our director or officer.

Potential Payments Upon Termination or Change in Control

Restrepo Employment Agreement

Mr. Restrepo’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Non-renewal. If Mr. Restrepo desires to renew his employment at the end of the employment term, but our Board of Directors does not, Mr. Restrepo will be entitled to receive his then-current base salary for 12 months plus a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and Long-Term Incentive Plan for the two years immediately preceding the year in which the employment agreement is not renewed.

Termination for Cause. If Mr. Restrepo is terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would have been entitled under the QPB, LBP and Long-Term Incentive Plan. Mr. Restrepo’s employment agreement defines cause as:

•

the willful and continued failure of the executive to perform the executive’s duties with State Auto (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive’s duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto;

•	the breach of the confidential information or noncompetition provisions which has a material adverse effect on State Auto; or

•	the willful failure to comply with any State Auto code of conduct or code of ethics applicable to the executive.

For purposes of the definition of cause, no act or failure to act, on the part of the executive, shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of State Auto.

Termination Without Cause. If Mr. Restrepo is terminated without cause (other than in the event of his death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until he reaches the age of 65;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and Long-Term Incentive Plan for the two years immediately preceding the year in which the employment agreement is terminated, provided, that the one-year bonus payment will be prorated if Mr. Restrepo reaches age 65 within less than 12 months of the date of the termination;

•	payment of any base salary accrued through the termination date;

•	a pro-rated amount of compensation to which he may be entitled pursuant to the QPB, LBP and Long-Term Incentive Plan based on the termination date; and

•

an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by the lesser of 24 or the number of months until Executive attains age 65, plus such additional amount that represents a gross-up of the taxes due for that particular amount of income.

In addition, if Mr. Restrepo is terminated without cause, any stock options granted to Mr. Restrepo shall vest on the termination date.

Death. In the event Mr. Restrepo dies while employed by State Auto, his beneficiaries will receive his then-current base salary for the lesser of 12 months or until the date on which he would have reached age 65 plus a pro rata share of the compensation he earned under the QPB, LBP and Long-Term Incentive Plan as of the date of death.

Disability. If Mr. Restrepo becomes disabled for more than six consecutive months in any 12-month period, State Auto may terminate Mr. Restrepo’s employment. In the event of a termination for disability, Mr. Restrepo would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. After the date of termination, he would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or the date on which he reaches age 65. In addition, Mr. Restrepo shall continue to receive such health insurance benefits as he and his spouse receive on the effective date of the employment agreement and such group life insurance as Mr. Restrepo has in place on his life as of the date of the disability.

Voluntary Termination. If Mr. Restrepo voluntarily terminates his employment, including retirement initiated solely by Mr. Restrepo and mandatory retirement at age 65, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the QPB, LBP or Long-Term Incentive Plan, provided, that he is employed by State Auto on the date such compensation is paid under the QPB, LBP or Long-Term Incentive Plan.

Blackburn Employment Agreement

Mr. Blackburn’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Termination for Cause. If Mr. Blackburn is terminated for cause (as defined in his employment agreement), he will be entitled to receive his base salary through the date of termination plus any compensation to which he may be entitled under the QPB, LBP and Long-Term Incentive Plan. The definition of “cause” set forth in Mr. Blackburn’s employment agreement is substantially similar to the definition of “cause” set forth in Mr. Restrepo’s employment agreement, except that a breach of the confidential information or noncompetition provisions does not need to have material adverse effect on State Auto to constitute “cause” under Mr. Blackburn’s employment agreement.

Non-Renewal or Termination Without Cause. In the event (i) Mr. Blackburn desires to renew the term of his employment agreement at the end of its term on substantially similar terms but the Company does not or (ii) Mr. Blackburn is terminated without cause, he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until he reaches the age of 65;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Blackburn earned under the QPB, LBP and Long-Term Incentive Plan for the two years immediately preceding the year in which the employment agreement is terminated;

•	payment of any base salary accrued through the termination date; and

•	a pro-rated amount of compensation to which he may be entitled pursuant to the QPB, LBP and Long-Term Incentive Plan based on the termination date.

Death. In the event Mr. Blackburn dies while employed by State Auto, his beneficiaries will receive his then-current base salary for 12 months plus a pro rata share of the compensation he earned under the QPB, LBP and Long-Term Incentive Plan as of the date of death.

Disability. If Mr. Blackburn becomes disabled for more than six consecutive months in any 12-month period, State Auto may terminate Mr. Blackburn’s employment. In the event of such a termination, Mr. Blackburn would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or the date on which he reaches age 65. Mr. Blackburn would also be entitled to receive a pro-rata share of the compensation he earned under the QPB, LBP and Long-Term Incentive Plan. In addition, Mr. Blackburn shall continue to receive such health insurance benefits as he and his spouse receive on the effective date of the employment agreement and such group life insurance as Mr. Blackburn has in place on his life as of the date of the disability.

Voluntary Termination. Except as provided in his executive agreement, if Mr. Blackburn voluntarily terminates his employment, including retirement initiated solely by Mr. Blackburn and mandatory retirement at age 65, he shall cease to receive compensation as of the date of termination, except for any base salary accrued and unpaid through the date of termination and compensation to which he is entitled under the QPB, LBP or Long-Term Incentive Plan. Mr. Blackburn is only entitled to compensation under the QPB, LBP and Long-Term Incentive Plan in the event of the voluntary termination of his employment to the extent that he was employed by State Auto on the date such compensation is paid.

Restrepo Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated (other than on account of his death or disability or termination for cause) during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—Restrepo Executive Agreement”:

•	a lump sum cash payment equal to 2.99 times Mr. Restrepo’s then-current annual base salary (subject to reduction if Mr. Restrepo is within three years of age 65);

•

a lump sum cash payment equal to 2.99 times the sum of (i) the maximum possible awards Mr. Restrepo could receive under each of the LBP and the Long-Term Incentive Plan for the fiscal year in which the Change of Control occurs or the immediately preceding fiscal year, whichever are higher, and (ii) the total bonus payable to Mr. Restrepo under the QPB during the fiscal year immediately preceding the year in which the Change of Control occurs (subject to reduction if Mr. Restrepo is within three years of age 65);

•

thirty-six months of continued health care coverage (which will be paid in a lump sum to Mr. Restrepo in an amount equal to the Company’s then-current monthly per employee cost of providing the Company’s health insurance benefit multiplied by 36, plus such additional amount that represents a gross up of the taxes due for that particular amount of income);

•	thirty-six months of continued life and accidental death and dismemberment insurance coverage;

•	thirty-six months of continued disability insurance coverage;

•

retirement benefits in an amount equal to the excess of the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries, under the Companies’ defined benefit (qualified and nonqualified) retirement plans of the Companies in which Mr. Restrepo participates (including the SERP) if:

(i)	Mr. Restrepo was fully vested under such plans;

(ii)	the 36-month period (or the period until Mr. Restrepo’s mandatory retirement, if less) following the termination date was added to Mr. Restrepo’s credited service under such plans;

(iii)	the terms of such plans were those most favorable to Mr. Restrepo; and

(iv)

Mr. Restrepo’s highest average annual compensation as defined under such defined benefit retirement plans was calculated as if Mr. Restrepo had been employed by the Companies for the 36-month period (or the period until Mr. Restrepo’s Retirement, if earlier) following the termination date; over the retirement benefits that are payable to Mr. Restrepo or Mr. Restrepo’s beneficiaries under such defined benefit retirement plans of the Companies in which Mr. Restrepo participates;

•

out-placement benefits up to a maximum amount equal to 15% of Mr. Restrepo’s annual base salary plus up to $5,000 to reimburse Mr. Restrepo for travel expenses he incurs in connection with seeking new employment; and

•	stock options or other equity-based awards held by Mr. Restrepo become exercisable.

Mr. Restrepo’s executive agreement also provides that State Auto will pay Mr. Restrepo such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Restrepo’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Restrepo would not be subject to an excise tax.

Blackburn Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Blackburn under his executive agreement if his employment with State Auto is terminated (other than on account of his death or disability, termination for cause or mandatory retirement at age 65) during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—Blackburn Executive Agreement”:

•	a lump sum cash payment equal to three times Mr. Blackburn’s annual base salary (subject to reduction if Mr. Blackburn is within three years of age 65);

•

a lump sum cash payment equal to three times the sum of the maximum possible awards Mr. Blackburn could receive under each of the LBP and QPB for the fiscal year in which the Change of Control occurs or the immediately preceding fiscal year, whichever are higher (subject to reduction if Mr. Blackburn is within three years of age 65);

•	stock options held by Mr. Blackburn shall become exercisable upon a change of control;

•

out-placement benefits up to a maximum amount equal to 15% of Mr. Blackburn’s annual base salary plus up to $5,000 to reimburse Mr. Blackburn for travel expenses he incurs in connection with seeking new employment; and

•	stock options held by Mr. Blackburn become exercisable.

Mr. Blackburn’s executive agreement also provides that State Auto will pay Mr. Blackburn such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Blackburn’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Blackburn would not be subject to an excise tax.

English, Fitch and Yano Executive Agreements

We will provide the following severance benefits (in addition to accrued compensation and bonuses) to the Executive under his executive agreement if his employment with State Auto is terminated (other than on account of his death or disability, termination for cause or mandatory retirement at age 65) during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—English, Fitch and Yano Executive Agreements.”

•	a lump sum cash payment equal to two times the executive’s annual base salary (subject to reduction if the executive is within two years of age 65);

•

a lump sum cash payment equal to two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during the two fiscal years immediately preceding the year in which the Change of Control occurs (subject to reduction if the executive is within two years of age 65);

•

out-placement benefits up to a maximum amount equal to 15% of the executive’s annual base salary plus up to $5,000 to reimburse the executive for travel expenses he incurs in connection with seeking new employment; and

•	stock options held by the executive become exercisable.

These executive agreements also provide that State Auto will pay the executive such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if the executive’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and the executive would not be subject to an excise tax.

Name	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change in Control
Robert P. Restrepo, Jr.	Salary	$1,510,000	(3)	$-0-		$755,000	(4)	$679,500	(5)	$2,257,450	(6)
	Cash Bonus (7)	$1,863,189	(8)	$1,432,731	(9)	$1,432,731	(9)	$1,432,731	(9)	$6,033,820	(10)
	Stock Options	$100,728	(11)	$-0-		$-0-		$-0-		$100,728	(11)
	Restricted Stock	$299,276	(12)	$-0-		$299,276	(12)	$299,276	(12)	$299,276	(12)
	Health Benefits	$14,112	(13)	$-0-		$-0-		$113,755	(14)	$21,168	(15)
	Group Life; Disability	$-0-		$-0-		$-0-		$2,044,620	(16)	$3,438	(17)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$118,250	(18)
	Retirement	$1,381,513	(19)	$1,381,513	(19)	$1,381,513	(19)	$1,381,513	(19)	$1,381,513	(20)
	TOTAL:	$5,168,818		$2,814,244		$3,868,520		$5,951,395		$10,215,643

Steven E. English	Salary	$-0-		$-0-		$-0-		$-0-		$720,000	(21)
	Cash Bonus (22)	$481,074	(9)	$481,074	(9)	$481,074	(9)	$481,074	(9)	$395,792	(23)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$23,253	(24)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$59,000	(18)
	Retirement	$190,615	(19)	$190,615	(9)	$190,615	(19)	$190,615	(9)	$190,615	(19)
	TOTAL:	$677,689		$677,689		$677,689		$677,689		$1,388,660

Mark A. Blackburn	Salary	$950,000	(25)	$-0-		$475,000	(26)	$760,000	(27)	$1,425,000	(28)
	Cash Bonus (29)	$1,198,650	(30)	$810,852	(9)	$810,852	(9)	$810,852	(9)	$2,092,500	(31)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$52,298	(32)
	Health benefits	$-0-		$-0-		$-0-		$147,795	(33)	$-0-
	Group Life; Disability	$-0-		$-0-		$-0-		$1,793,007	(34)	$-0-
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$76,250	(18)
	Retirement	$1,866,418	(19)	$1,866,418	(19)	$1,866,418	(19)	$1,866,418	(19)	$1,866,418	(19)
	TOTAL:	$3,066,018		$2,677,270		$3,152,270		$5,378,072		$5,512,466

Clyde H. Fitch	Salary	$-0-		$-0-		$-0-		$-0-		$660,000	(35)
	Cash Bonus (22)	$449,200	(9)	$449,200	(9)	$449,200	(9)	$449,200	(9)	$450,924	(22)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$21,478	(36)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$54,500	(18)
	TOTAL:	$449,200		$449,200		$449,200		$449,200		$1,186,902

James A. Yano	Salary	$-0-		$-0-		$-0-		$-0-		$620,000	(37)
	Cash Bonus (22)	$299,912	(9)	$299,912	(9)	$299,912	(9)	$299,912	(9)	$258,903	(22)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$15,488	(38)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$51,500	(18)
	TOTAL:	$299,912		$299,912		$299,912		$299,912		$945,891

(1)

The potential post-employment payments and benefits shown in this table are payable to Messrs. Restrepo, English, Blackburn, Fitch and Yano pursuant to their respective employment and/or executive agreements with us. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one-lump amount. For narrative disclosure of the material terms of our agreements with Messrs. Restrepo, English, Blackburn, Fitch and Yano see “—Employment Agreements with Named Executive Officers” on page 59 of this Proxy Statement, “—Change of Control Agreements with Named Executive Officers” on page 61 of this Proxy Statement and the narrative disclosure that immediately precedes this table.

(2)	Under the applicable agreements, there are no provisions permitting the NEOs to terminate their employment for good reason prior to a change in control of our Company or State Auto Mutual.

(3)	This dollar amount represents two times Mr. Restrepo’s annual base salary on December 31, 2010.

(4)	This dollar amount represents Mr. Restrepo’s annual base salary on December 31, 2010.

(5)

If terminated for disability, Mr. Restrepo would be entitled to receive 80% of his base salary as of December 31, 2010 of $755,000 until he reaches age 65 or his disability terminates, less any disability benefits received from any of State Auto’s long-term disability plans, which equates to 60% of his salary. This dollar amount assumes that Mr. Restrepo will reach age 65 and his disability will not terminate before then.

(6)	This dollar amount represents 2.99 times Mr. Restrepo’s current annual base salary.

(7)

In the event of the termination of Mr. Restrepo’s employment without cause or by reason of his death or voluntary termination, Mr. Restrepo would be entitled to a prorated award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time that Mr. Restrepo was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the Long-Term Incentive Plan because it does not have final performance data for any performance period under the Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose providing a quantification of the amounts that would be payable to Mr. Restrepo upon a hypothetical termination of his employment without cause or by reason of his death or voluntary termination, that each of the performance measures applicable to each performance period in effect under the Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. Mr. Restrepo would not be entitled to any award under the Long-Term Incentive Plan in the event his employment is terminated for cause. In the event of the termination of Mr. Restrepo’s employment by reason of his disability, Mr. Restrepo would be entitled to an award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to the target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(8)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and Long-Term Incentive Plan for 2008 and 2009 ($430,458) and (ii) the amount of compensation to which he is entitled pursuant to the QPB, LBP and Long-Term Incentive Plan as of December 31, 2010 ($1,432,731).

(9)	This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the QPB, LBP and Long-Term Incentive Plan as of December 31, 2010.

(10)

This dollar amount represents 2.99 times the maximum awards Mr. Restrepo could receive under each of the LBP ($1,095,000) and the Long-Term Incentive Plan ($923,000) for either 2009 or 2010, whichever is larger.

(11)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2010 (34,378) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2010 ($17.42) and (ii) the exercise price of the stock options.

(12)

This dollar amount represents the number of Common Shares underlying the restricted common shares held by the NEO on December 31, 2010 (17,180) multiplied by the closing market price of our Common Shares on December 31, 2010 ($17.42).

(13)

This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2010 ($463) multiplied by 24, plus the amount required to cover the gross-up of the taxes on the additional income represented by this benefit.

(14)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2010 by reason of his disability.

(15)

This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2010 ($463) multiplied by 36, plus the amount required to cover the gross-up of the taxes on the additional income represented by this benefit.

(16)	This dollar amount represents our estimate of the present value of the health benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2010 by reason of his disability.

(17)

This dollar amount represents the estimated cost to provide the NEO with thirty-six months of continued life and accidental death and dismemberment insurance coverage and thirty-six months of continued disability insurance coverage.

(18)

This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2010 plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(19)

This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2010.

(20)

This dollar amount represents the value of the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries under the retirement plans of the Companies in which Mr. Restrepo participates if Mr. Restrepo had 36 more months of credited service under the defined benefit retirement plans of the Companies in which Mr. Restrepo participates.

(21)	This dollar amount represents two times Mr. English’s annual base salary as of December 31, 2010.

(22)

In the event of the termination of the NEO’s employment without cause or by reason of his voluntary termination, the NEO would be entitled to a prorated award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the Long-Term Incentive Plan because it does not have final performance data for any performance period under the Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose providing a quantification of the amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any award under the Long-Term Incentive Plan in the event his employment is terminated for cause. In the event of termination of the NEO’s employment by reason of his death or disability, the NEO would be entitled to an award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(23)	This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB for 2008 and 2009.

(24)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2010 (7,936) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2010 ($17.42) and (ii) the exercise price of the stock options.

(25)	This dollar amount represents two times Mr. Blackburn’s annual base salary as of December 31, 2010.

(26)	This dollar amount represents Mr. Blackburn’s annual base salary as of December 31, 2010.

(27)

If terminated for disability, Mr. Blackburn would be entitled to receive 80% of his annual base salary as of December 31, 2010 of $475,000 until he reaches age 65 or his disability terminates, less any disability benefits received from any of State Auto’s long-term disability plans. This dollar amount assumes that Mr. Blackburn will reach age 65 and his disability will not terminate before then.

(28)	This dollar amount represents three times Mr. Blackburn’s annual base salary as of December 31, 2010.

(29)

In the event of the termination of Mr. Blackburn’s employment without cause or by reason of his death, disability or voluntary termination, Mr. Blackburn would be entitled to a prorated award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time that Mr. Blackburn was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the Long-Term Incentive Plan because it does not have final performance data for any performance period under the Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose providing a quantification of the amounts that would be payable to Mr. Blackburn upon a hypothetical termination of his employment without cause or by reason of his death, disability or voluntary termination, that each of the performance measures applicable to each performance period in effect under the Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. Mr. Blackburn would not be entitled to any award under the Long-Term Incentive Plan in the event his employment is terminated for cause.

(30)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Blackburn earned under the QPB, LBP and Long-Term Incentive Plan for 2008 and 2009 ($387,798) and (ii) the amount of compensation to which he is entitled pursuant to the QPB, LBP and Long-Term Incentive Plan as of December 31, 2010 ($810,852).

(31)	This dollar amount represents three times the maximum award Mr. Blackburn could receive under the LBP and the QPB for either 2009 or 2010, whichever is larger ($697,500).

(32)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2010 (17,843) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2010 ($17.42) and (ii) the exercise price of the stock options.

(33)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Blackburn would be entitled to if he was terminated on December 31, 2010 by reason of his disability.

(34)	This dollar amount represents our estimate of the present value of the health benefits Mr. Blackburn would be entitled to if he was terminated on December 31, 2010 by reason of his disability.

(35)	This dollar amount represents two times Mr. Fitch’s annual base salary as of December 31, 2010.

(36)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2010 (7,256) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2010 ($17.42) and (ii) the exercise price of the stock options.

(37)	This dollar amount represents two times Mr. Yano’s current annual base salary.

(38)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2010 (5,286) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2010 ($17.42) and (ii) the exercise price of the stock options.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following five members of our Board of Directors: Chairperson Paul S. Williams; Robert E. Baker; David J. D’Antoni; David R. Meuse; and S. Elaine Roberts. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2010 as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2010 fiscal year and in this Proxy Statement.

Compensation Committee

Paul S. Williams, Chairperson

Robert E. Baker

David J. D’Antoni

David R. Meuse

S. Elaine Roberts

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent registered public accounting firm.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2010 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States’ generally accepted accounting principles (“US GAAP”), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, SAS 89 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with our independent registered public accounting firm its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent registered public accounting firm’s independence. The Audit Committee also received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives a quarterly report from the director of enterprise risk management on selected risk areas. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2010 fiscal year for filing with the SEC.

The Audit Committee held a total of eight meetings in 2010, four in person and four by conference calls. Messrs. Meuse, Markert and Williams participated in 100% of the meetings, and Ms. Mallesch and Mr. Trevor participated in all the meetings held while they were members of the Committee. All of the members of the Audit Committee are independent directors as defined by the Nasdaq listing rules and the applicable regulations of the SEC.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent registered public accounting firm, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent registered public accounting firm, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the representations of our independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent registered public accounting firm do not assure that our financial statements are presented in accordance with US GAAP, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent auditors are in fact “independent.”

The Audit Committee receives regular reports from our Director of Internal Audit with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Eileen A. Mallesch, Chairperson

Thomas E. Markert

David R. Meuse

Alexander B. Trevor

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 11, 2011, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,286,537		62.9%
518 East Broad Street
Columbus, OH 43215

Dimensional Fund Advisors LP	2,186,015	(2)	5.5%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas, 78746

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)

Based solely on a Schedule 13G filed with the SEC on February 11, 2011. On that date, Dimensional Fund Advisors LP (“Dimensional”) reported that, in its role as investment advisor, sub-advisor and/or manager, neither it nor its subsidiaries possessed investment and/or voting power, and may be deemed to be the beneficial owner, with respect to 2,186,015 of our Common Shares owned by certain investment companies, trusts and accounts for which Dimensional furnished investment advice or served as investment manager. Dimensional disclaimed beneficial ownership of such Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2010)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,289,701	$23.53	2,065,393
Equity Compensation Plans not Approved by Security Holders(2)	81,779	$25.83	0

Total	3,371,480		2,065,393

(1)

Includes 1,421,534 Common Shares available for issuance under our 2009 Equity Plan and 643,859 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been or may be awarded to our outside directors under our Directors’ RSU Plan. Because RSUs are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under our Directors’ RSU Plan cannot be determined at this time.

(2)

Our only equity compensation plan that has not been approved by our shareholders is the 1998 State Auto Agent’s Stock Option Plan, which plan terminated by its terms in May 2008 and was not renewed. A description of this plan follows these footnotes.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan terminated by its terms in May 2008, and we did not renew it.

Under the Agent’s Option Plan, State Auto Agents who became participants were offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant was based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan was equal to the last reported sale price of the Common Shares on the Nasdaq Stock Market on the day of the grant. The options granted became exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commenced participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay on time any amounts due under its agency agreement, the option granted to such participant, to the extent not vested, will terminate.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual(1)(2)(3)

Management and Cost Sharing Agreements

Through various management and cost sharing agreements, State Auto P&C generally provides the employees to perform all organizational, operational and management functions for insurers in the State Auto Group while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.

We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2005 Management Agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the companies named below was performed by an employee of State Auto P&C.

(1)

During 2010, our subsidiaries were State Auto P&C, Milbank, State Auto National Insurance Company (“State Auto National”), State Auto Insurance Company of Ohio (“SAOH”), Farmers Casualty, Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”). We sold State Auto National to an unaffiliated insurance company on December 31, 2010.

(2)

State Auto Mutual’s subsidiaries and affiliates that are parties to the 2005 Management Agreement are Meridian Security Insurance Company (“Meridian Security”), Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”) (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”), MIGI, State Auto Florida Insurance Company (“SAFL”), Beacon National Insurance Company (“Beacon National”), Beacon Lloyds Insurance Company (“Beacon Lloyds”) (Beacon National and Beacon Lloyds are collectively referred to as the “Beacon Companies”), Patrons Mutual Insurance Company of Connecticut (“Patrons CT”) and Litchfield Mutual Fire Insurance Company (“Litchfield”) (Patrons CT and Litchfield are collectively referred to as the “Patrons Group”). Additional subsidiaries of State Auto Mutual include State Auto Insurance Company of Wisconsin (“SAWI”), BroadStreet Capital Partners, Inc. (“BCP”), and the “Rockhill Companies” which consist of Rockhill Insurance Company (“RIC”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“American Compensation”), Bloomington Compensation Insurance Company (“Bloomington Compensation”) (RIC, Plaza, American Compensation and Bloomington Compensation are collectively referred to as the “Rockhill Insurers”), National Environmental Coverage Corporation of the South, LLC, National Environmental Coverage Corporation, RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC (“RED”).

(3)

The State Auto Group refers to State Auto P&C, Milbank, State Auto National (through December 31, 2010), SAOH, Farmers Casualty, State Auto Mutual, SAWI, SAFL, the MIGI Insurers, the Beacon Companies, the Patrons Group and the Rockhill Insurers (as of January 1, 2011).

We have a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2010, SAWI paid management fees in the amount of $0.29 million to State Auto P&C under the 2000 Midwest Management Agreement.

We have a Cost Sharing Agreement among State Auto P&C, State Auto Mutual and BCP. During 2010, BCP paid total management fees of $0.53 million to State Auto P&C and State Auto Mutual under this agreement.

We have a Management and Operations Agreement that we call the “Rockhill Management Agreement” among State Auto P&C, State Auto Mutual and the Rockhill Companies. During 2010, State Auto P&C provided services to supplement the services provided by the Rockhill Companies’ own employees, and State Auto Mutual provided facilities and equipment as a supplement to the Rockhill Companies’ own facilities and equipment. However, because the amount of services provided by State Auto P&C and State Auto Mutual to the Rockhill Companies during 2010 was immaterial, no management fees were assessed or paid under this agreement for 2010. As of January 1, 2011, the Rockhill Management Agreement was amended to delete RED as a party and to recognize that employees of State Auto P&C would provide substantially all executive, managerial, supervisory, administrative, technical, professional and clerical services necessary for the operation of the businesses of the Rockhill Companies (except RED), as all of the employees of the Rockhill Companies (except RED) became employees of State Auto P&C on that date.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that the Beacon Companies and the Patrons Group may terminate their participation on 90 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Cost Sharing Agreement with BCP has a five-year term, subject to earlier termination by any party upon 90 days’ written notice. The Cost Sharing Agreement may be renewed for additional five-year terms upon agreement by the parties. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided that any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days’ advance written notice.

Other Agreements

State Auto P&C, Milbank, Farmers Casualty, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into a Consulting Services Agreement with RTW whereby RTW provides claims and case management services for these insurers’ workers’ compensation programs. RTW investigates potential “high risk” workers’ compensation claims and assigns RTW nurses for ongoing case management for those claims that meet certain criteria. RTW is compensated for its services on either a per case, per file or per hour basis, depending upon the type of service it renders. This agreement has a one-year term and automatically renews for additional one-year terms unless 60 days’ advance written notice of non-renewal is given. In addition, a party may terminate the agreement as to itself upon 30 days’ advance written notice. During 2010, RTW was paid $0.5 million under this agreement.

State Auto P&C, Milbank, Farmers Casualty, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into an Underwriting Management Agreement with RED. Under this agreement, the State Auto insurers have delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for the alternative risk and program market. The State Auto insurers pay RED an underwriting management fee equal to 7% of the collected gross written premium on each contract or policy paid for under the Underwriting Management Agreement. The initial term of the Underwriting Management Agreement expires December 31, 2014 and will automatically renew for additional one-year periods, unless a party terminates the Underwriting Management Agreement as to itself as of the end of the initial or any subsequent period by giving three months’ prior written notice thereof to the other parties. During 2010, RED was paid $4.l million under this agreement.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. During 2010, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—19.0%; State Auto P&C—59.0%; Milbank—17.0%; Farmers Casualty—3.0%; State Auto National—0.0%; SAWI—0.0%; SAOH—1.0%; SAFL—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.4%; Litchfield—0.1%; and Beacon National—0.0%. For 2011, parties to the Pooling Arrangement and their allocated pooling percentages are as follows: State Auto Mutual—19.0%; State Auto P&C—59.0%; Milbank—17.0%; Farmers Casualty—3.0%; SAWI—0.0%; SAOH—1.0%; SAFL—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.4%; Litchfield—0.1%; Beacon National—0.0%; RIC—0.0%; Plaza—0.0%; American Compensation—0.0%; and Bloomington Compensation—0.0%. Our aggregate participation percentage in the Pooling Arrangement remained at 80.0% in 2010, which has been our aggregate participation percentage since 2001.

State Auto National and State Auto Mutual entered into a Commutation Agreement made as of January 1, 2010. The Commutation Agreement relates to a reinsurance agreement between State Auto National and State Auto Mutual in effect from January 1, 1999 until mutually terminated on July 1, 2005 (the “SAN/SAM Reinsurance Agreement”). State Auto Mutual, as reinsurer, indemnified State Auto National for losses covered under the SAN/SAM Reinsurance Agreement, and State Auto Mutual received premium payments from State Auto National for that reinsurance coverage. Under the Commutation Agreement, State Auto Mutual made a commutation payment in the amount of $133,636 to State Auto National, and State Auto National accepted this commutation payment as full and final settlement of all amounts due from State Auto Mutual under the SAN/SAM Reinsurance Agreement. State Auto Mutual and State Auto National also mutually released each other from all liabilities under the SAN/SAM Reinsurance Agreement.

Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, State Auto National, SAWI, Farmers Casualty, SAOH, SAFL, the MIGI Insurers, the Beacon Companies, the Patrons Group, RIC, Plaza, American Compensation and Bloomington Compensation the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2010, the following companies incurred the following fees to Stateco: State Auto Mutual—$1.0 million; State Auto P&C—$6.4 million; Milbank—$1.8 million; State Auto National—

$0.2 million; SAWI—$47,806; Farmers Casualty—$0.3 million; SAOH—$0.1 million; Meridian Security—$0.1 million; Meridian Citizens Mutual—$0.1 million; SAFL—$43,026; Beacon National—$48,386; Beacon Lloyds—$8,601; Patrons CT—$83,396; Litchfield—$20,644; RIC—$0.2 million; Plaza—$19,243; American Compensation—$82,842; and Bloomington Compensation—$22,401. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2010, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2010, there had been no adverse development of this liability. As of December 31, 2010, the potential liability remaining under this guaranty was estimated to be $0.7 million.

518 PML leases an office building it owns near Nashville, Tennessee, to State Auto Mutual for its Southern Regional Office. 518 PML received $0.4 million from State Auto Mutual in rent for the Nashville office in 2010. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Greer Office and Des Moines Center Office, respectively. 518 PML received $0.7 million in rent from State Auto Mutual for the South Carolina location and $0.2 million in rent for the Iowa location in 2010. We believe these rents reflect market rates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2010. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2011. See “Proposal Three: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2010 and 2009, respectively, by Ernst & Young LLP were as follows:

	2010	2009
Audit fees(1)	$1,478,332	$1,287,397
Audit related fees(4)	—	—
Tax fees(2)(4)	55,224	25,200
All other fees(3)(4)	21,265	75,608

Total	$1,554,821	$1,388,205

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes services for tax research and compliance.

(3)

For 2010, represents services provided for IT advisory; Form S-8 registration statements; and SEC comment letter. For 2009, represents services provided for IT advisory; regulatory periodic examination; and SEC comment letter.

(4)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2010 or 2009 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

In order to bring business, including a proposal, before the 2012 Annual Meeting of Shareholders, expected to be held in May 2012, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s code of regulations. To be considered timely, a shareholder’s notice must be given to the Company’s secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. However, in the event that notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.

A shareholder’s notice to the Company’s secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Company, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the Company’s secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section  16(a) filing requirements were complied with during 2010.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

JAMES A. YANO

Secretary

Exhibit A

[Proposed change is indicated by a line through the sentence to be deleted.]

STATE AUTO FINANCIAL CORPORATION

2009 EQUITY INCENTIVE COMPENSATION PLAN

Background Information

The following is the 2009 Equity Incentive Compensation Plan of State Auto Financial Corporation, an Ohio Corporation, (the “Company”), including the proposed amendment being presented to shareholders for approval at the Annual Meeting of Shareholders being held on May 6, 2011. The 2009 Equity Incentive Compensation Plan and the proposed amendment thereto are hereinafter collectively referred to as the “Plan.”

Section 1.	Purposes of Plan

The Plan is intended to advance the interests of the Company and its shareholders by enhancing the ability of the Company and its affiliates to attract and retain highly-qualified key employees and by providing additional incentives and compensation to such employees to achieve the Company’s long-term business plans and objectives. The Plan is also intended to encourage and enable key employees to participate in the Company’s future prosperity and growth by providing the participants with incentives and compensation based on the Company’s performance, development and financial success. The Plan is not intended to be, and shall not be construed as, a deferred compensation plan.

These purposes will be achieved by granting to key employees equity-based awards (the “Awards”) under the Plan in the form of: (A) Incentive Stock Options (“ISOs”), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) stock options which are not intended to qualify as ISOs (“NQSOs”) (ISOs and NQSOs are referred to together hereinafter as “Stock Options”); (C) common shares of the Company (the “Shares”), which will be subject to a vesting schedule based on the recipient’s continued employment (“Restricted Shares”); (D) Shares which will be subject to a vesting schedule based on certain performance objectives (“Performance Shares”), (E) Performance Units as described in Section 9, and (F) Other Stock-Based Awards as described in Section 10. For purposes of this Plan, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation” respectively, as those terms are defined in Code Section 424.

Section 2.	Administration

The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Company’s Board of Directors (the “Board”). The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time and members of the Committee may resign by written notice to the Chairman of the Board or the Secretary of the Company. The members of the Committee shall not be eligible to participate in the Plan while serving on the Committee, and each member shall be a “non-employee director” within the meaning of Rule 16b-3, as amended, under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each member of the Committee shall be an “outside director” within the meaning of Code Section 162(m).

Unless otherwise determined by the Board, the Committee shall have full and final authority to administer the Plan in accordance with its terms, including, without limitation, authority, to the extent not inconsistent with the specific provisions of the Plan, to: (A) interpret all provisions of the Plan consistent with law; (B) designate the key employees to receive Awards under the Plan (such recipients, “Participants”); (C) determine the frequency of Awards; (D) determine the number and type of Awards to be granted to each Participant; (E) determine the terms and conditions, not inconsistent with the terms hereof, of any Award, including without limitation, time and performance restrictions; (F) prescribe the form and terms of instruments evidencing any Awards granted under this Plan; (G) determine the vesting requirement, if any, for Awards; (H) make special Award grants when appropriate; (I) adopt, amend and rescind general and special rules and regulations for the Plan’s administration including administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (J) direct employees of the Company, its parent and the Company’s and its parent’s subsidiary corporations and affiliates, and advisors to prepare such materials or perform such analyses as the Committee deems necessary and appropriate; (K) interpret the terms and provisions of the Plan and any Award granted and any agreements relating thereto; (L) make all other determinations necessary or advisable for the administration of this Plan; and (M) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan.

The Committee may designate selected Committee members or certain employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents on behalf of the Committee.

Any interpretation or administration of the Plan by the Committee, and all actions of the Committee, shall be made in the Committee's sole discretion and shall be final, binding and conclusive on the Company, its shareholders, its parent and subsidiary corporations, and all Participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them.

Service on the Committee shall constitute service as a member of the Board of Directors of the Company, so that members of the Committee shall be entitled to indemnification, reimbursement and other protections as directors of the Company as set forth in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, as each may be further amended from time to time, as set forth in the Indemnity Agreements between the Company and each of its directors, and additionally as provided, and to the full extent not prohibited, by law.

Section 3.	Eligibility and Factors to be Considered in Granting Awards

The employees eligible to receive Awards under the Plan (“Eligible Employees”) shall include only employees of the Company or its parent or the Company’s or its parent’s subsidiary corporations or affiliates who: (A) are executive, administrative, professional or technical personnel who, in the opinion of the Committee, have responsibilities affecting the management, development or financial success of the Company or one or more of its subsidiaries or other affiliated entities; (B) perform services for the benefit of the Company, its parent or subsidiary corporations; and (C) are otherwise eligible employees as defined by applicable law. No director of the Company who is not also an employee of the Company, its parent or the Company’s or its parent’s subsidiary corporations or affiliates shall be eligible to participate in the Plan.

In making any determination as to the employees to whom Awards shall be granted, the Committee shall take into account, in each case, the level and responsibility of the employee’s position, the level of the employee’s performance, the employee’s level of compensation, the assessed potential of the employee and such other factors as the Committee in its sole discretion shall deem relevant to the accomplishment of the purposes of the Plan.

Section 4.	Shares Subject to Plan

The maximum aggregate number of common shares, without par value, of the Company (“Shares”) which may be issued under the Plan shall be 2,000,000 shares; provided that in no event shall more than 33% of the Shares authorized for issuance under the Plan be granted in the form of Awards other than Stock Options.

~~For each calendar year, the maximum number of Shares which may be granted to Participants during that year in the form of Awards of Stock Options, Restricted Shares and Performance Shares shall not exceed 1.5% of the total number of shares outstanding as of December 31st of the prior year.~~ For each calendar year, the maximum number of Shares which may be granted to any individual during that year in the form of Awards of Stock Options, Restricted Shares and Performance Shares shall not exceed 250,000 Shares.

The Shares which may be issued under the Plan may be authorized but unissued Shares or issued Shares reacquired by the Company and held as treasury Shares. If any Shares subject to a Stock Option granted under the Plan are forfeited by the holder thereof, or if any Restricted Shares or Performance Shares granted under the Plan are forfeited by the holder thereof, or if any Stock Option or other Award granted under the Plan terminates without a payment or transfer being made to the Award recipient in the form of Shares, then such Shares shall again be available for distribution in connection with future Awards under the Plan. If any Award granted under the Plan expires or terminates for any reason without having been fully exercised, the unpurchased Shares which had been subject to that Award shall again be available for other Awards to be granted under the Plan. The aggregate number of Shares shall be subject to adjustment under Section 11.(A) of the Plan.

Section 5.	Grant of Awards

Any Awards may be granted alone or in addition to other Awards granted under the Plan. Any Awards granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the Plan, and the provisions of Awards need not be the same with respect to each Participant.

Each Award granted under the Plan shall be authorized by the Committee and shall be evidenced by a written award agreement (the “Award Agreement”), in the form approved by the Committee from time to time, which shall be dated as of the date approved by the Committee in connection with the grant, signed by an officer of the Company authorized by the Committee, and signed by the Participant, and which shall describe the Award and state that the Award is subject to all the terms and provisions of the Plan and such other terms and provisions, not inconsistent with the Plan, as the Committee may approve. The date on which the Committee approves the granting of an Award shall be deemed to be the date on which the Award is granted for all purposes, unless the Committee otherwise specifies. The granting of an Award under the Plan, however, shall be effective only if and when a written Award Agreement is duly executed and delivered by or on behalf of the Company and the Participant. Any Award Agreement which is not duly executed and returned by the Participant within 60 days of the granting of the Award shall be null and void.

Section 6.	Stock Options

The Committee may, in its sole discretion and subject to the provisions of the Plan, grant to Eligible Employees and Participants at such times as it deems appropriate, Stock Options to purchase Shares. Stock Options granted under this Plan may be: (i) Options which are intended to qualify as ISOs under Code Section 422; and/or (ii) Stock Options which are not intended to qualify under Code Section 422. Stock Options may be allotted to Eligible Employees or Participants in such amounts, subject to the limitations specified in this Section and Sections 3 and 4 of the Plan, as the Committee, in its sole discretion, may from time to time determine.

Stock Options granted hereunder shall be evidenced by a Stock Option Award Agreement executed as set forth in Section 5 above, containing such terms and provisions not inconsistent with the terms of the Plan as are recommended and approved from time to time by the Committee. Each Stock Option Award Agreement shall be consistent with the Plan, including, without limitation, the following provisions:

(A)

Exercise Price. The exercise price per Share at which each Stock Option granted under the Plan may be exercised shall not be less than the Fair Market Value per Share at the time such Stock Option is granted. In the case of an Eligible Employee or Participant who owns Shares representing more than

10% of the total combined voting power of all classes of the Company’s stock, or the stock of any subsidiary, at the time an ISO is granted, the exercise price of the ISO shall not be less than 110% of the Fair Market Value of the Shares at the time the ISO is granted.

For the purposes of the Plan “Fair Market Value” means, as of any given transaction date, the following: (1) if the Company’s Shares are listed on a national securities exchange at the time of the transaction, then the Fair Market Value of each Share shall be no less than the average of the highest and lowest selling price on such exchange on the transaction date, or if there were no sales on said date, then on the next prior business day on which there were sales; (2) if the Company’s Shares are traded other than on a national securities exchange on the transaction date, then the Fair Market Value of each Share shall be not less than the last sale price as reported on the Nasdaq Stock Market as of the close of the regular trading day or the mean between the bid and asked price as reported on the National Association of Securities Dealers as the case may be, on the transaction date, or if there is no sale price or bid and asked price on said date, then on the next prior business date on which there was a sale price or bid or asked price. Notwithstanding the foregoing, Fair Market Value may be determined at the time of such transaction and according to the standard market processes or the procedures of the Plan’s third party administrator, as applicable.

If the Company’s Shares are not traded on any security exchange or reported on the Nasdaq Stock Market or by the National Association of Securities Dealers, then the Committee shall exercise its best judgment to make a good faith determination of the fair market value per Share. Such determination shall include a valuation of the Company’s present and future earnings capacity for the purpose of determining the fair market value of a Share of the Company’s Shares as of a specified date. The value determined shall be defined as the fair market value of a Share of stock for a specified period of time as defined by the Committee.

The Committee retains the right to determine the price per Share at which each NQSO granted under the Plan may be exercised, provided that no NQSO shall be granted at less than Fair Market Value.

(B)

Option Period and Vesting. Stock Options granted under the Plan are exercisable at such time or times as may be determined by the Committee (the “Vesting Date”). A Stock Option shall be exercisable only with respect to the Shares which have become vested pursuant to the terms of that Stock Option. Each Stock Option shall become vested with respect to Shares subject to that Stock Option on such date or dates and on the basis of such other criteria, including, without limitation, the performance of the Company, as the Committee may determine, in its discretion, and as shall be specified in the applicable Stock Option Award Agreement. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the grant of such Stock Option.

A Stock Option granted under the Plan shall terminate, and the right of the Participant (or the Participant's estate, personal representative, or beneficiary) to purchase Shares upon exercise of the Stock Option shall expire, after the date determined by the Committee at the time the Stock Option is granted (the “Expiration Date”). No Stock Option, however, may have a life of more than 10 years after the date the Stock Option is granted. In the case of a Participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, or the stock of any subsidiary at the time an ISO is granted, the ISO may not have a life of more than five years after the date on which it is granted. The date on which the Committee approves the granting of a Stock Option shall be deemed the date on which the Stock Option is granted, unless the Committee specifically designates a different date on which the Stock Option shall be deemed to have been granted, subject to Section 6.(A) of the Plan.

(C)	Exercise of Stock Options.

(1)

By an Eligible Employee or Participant During Continuous Employment. Subject to Section 6.(E) below, during the lifetime of an Eligible Employee or Participant to whom a Stock Option is granted, the Stock Option may be exercised only by the Eligible Employee or Participant.

An Eligible Employee or Participant who has been continuously employed by the Company, its parent or the Company’s or its parent’s subsidiaries and affiliates since the date of the Stock Option grant is eligible to exercise all Stock Options granted beginning on the Vesting Date, or on the date on which the Stock Option is granted, whichever is later, and continuing up to and including the Expiration Date. The Committee will decide in each case to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall not for this purpose be deemed interruptions of continuous employment.

(2)

By a Former Employee. If a Participant’s employment by the Company and its subsidiaries terminates for any reason other than death, disability or retirement (as each is defined below) then: (a) to the extent any Stock Option held by such Participant is not vested as of the date of such termination, such Stock Option shall automatically terminate on such date; and (b) to the extent any Stock Option held by such Participant is vested as of the date of such termination, such Stock Option may thereafter be exercised for a period of 90 days (or, with respect to NQSOs, such longer period as the Committee may specify at or after grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided that, upon the termination of the Participant’s employment by the Company or its subsidiaries for illegal conduct, any and all unexercised Stock Options granted to such Participant shall immediately lapse and be of no further force or effect.

(3)

In Case of Retirement. If a Participant who was granted a Stock Option terminates employment due to retirement, as such term is defined in the State Auto Insurance Companies Employee Retirement Plan, the Stock Options shall immediately vest and must be exercised as follows: (a) ISOs must be exercised within 90 days of such termination (but no later than the Expiration Date) and (b) NQSOs must be exercised on or before the Expiration Date. If the Participant should become permanently and totally disabled, as defined in Code Section 22(e)(3) or die within the aforementioned 90-day period following termination due to retirement, the provisions contained in Section 6.(C), paragraphs 4 and 5 hereof respectively, shall apply. Notwithstanding Section 6.(B), all Stock Options previously granted to the Participant may be immediately exercised by a Participant whose employment terminates due to retirement prior to the Vesting Date.

(4)

In Case of Permanent and Total Disability. If a Participant who was granted a Stock Option terminates employment with the Company and its subsidiaries because of permanent and total disability, as defined in Code Section 22(e)(3), such Stock Option must be exercised as follows: (a) ISOs must be exercised within one year of such termination (but no later than the Expiration Date), and (b) NQSOs must be exercised on or before the Expiration Date. If the Participant should die within the aforementioned one-year period following termination due to such permanent and total disability, the provisions contained in Section 6.(C), paragraph 5 hereof, shall apply. Notwithstanding Section 6.(B), all Stock Options previously granted to the Participant may be immediately exercised by the Participant who becomes permanently and totally disabled, as defined in Code Section 22(e)(3), prior to the Vesting Date.

(5)

In Case of Death. If a Participant who was granted a Stock Option dies, such Stock Options must be exercised as follows: (a) ISOs must be exercised within one year of such death (but no later than the Expiration Date), and (b) NQSOs must be exercised on or before the Expiration Date, provided that if such Participant dies with less than 90 days remaining prior to the Expiration Date, the estate or successor(s) in interest of such Participant shall have a period of 180 days from the date of death of such Participant to exercise such Stock Option, regardless of the Expiration Date.

(6)	Sequential Exercise Requirement. ISOs and NQSOs may be exercised in any order the Participant may deem appropriate.

(7)

Termination of Stock Options. A Stock Option granted under this Plan shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of this Plan, it can no longer be exercised for Shares originally subject to the Stock Option. Except as otherwise permitted by the Committee in its sole discretion, no Stock Option held by a transferee of a Participant pursuant to Section 6.(E)(3), below, shall remain exercisable for any period of time longer than would otherwise be permitted under Sections 6.(C)(2),(3),(4) and (5) without specification of other periods by the Committee as provided therein.

(D)

Method of Exercise. Any Stock Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under terms of the Plan and of the Stock Option Award Agreement between the Company and the Participant.

Each Stock Option granted under this Plan shall be deemed exercised, in whole or in part, when the Participant shall indicate the decision to do so by written notice delivered in person or by facsimile or electronic transmission or by certified mail to the Secretary of the Company. The notice shall state the election to exercise the Stock Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates is to be registered and the address and Social Security Number of such recipient. The notice shall be signed by the person or persons entitled to exercise the Stock Option and, if the Stock Option is being exercised by any person or persons other than the Participant, be accompanied by proof, satisfactory to legal counsel of the Company, of the right of such person to exercise the Stock Option. The Participant shall at the same time tender to the Company payment in full, in cash or by certified bank cashier’s or teller’s check, for the Shares for which the Stock Option is exercised and shall comply with such other reasonable requirements as the Committee may establish, pursuant to Section 11.(D) of the Plan. These provisions shall not preclude exercise of, or payment for a Stock Option by any other proper legal method specifically approved by the Committee, including, but not limited to, the constructive delivery or actual delivery of eligible, unrestricted Shares with a Fair Market Value equal to the total option price at the time of exercise in accordance with rules and procedures prescribed or approved by the Committee.

Except as otherwise set forth in any agreement between the Participant and the Company with respect to the Stock Option, as approved by the Committee, no person, estate or other entity shall have any of the rights of the shareholder with reference to Shares subject to a Stock Option until a certificate for the Shares has been issued by the Company.

A Stock Option granted under this Plan may be exercised for any lesser number of Shares than the full amount for which it could be exercised. Such a partial exercise of a Stock Option shall not affect the right to exercise the Stock Option from time to time in accordance with this Plan for the remaining Shares subject to the Stock Option. The Stock Option may be exercised only with respect to full Shares and no fractional Shares of common stock shall be issued upon exercise of the Option.

(E)

Non-Transferability. Except as provided in this paragraph, no Stock Option granted to an Eligible Employee or Participant under the Plan shall be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant, or the Participant's legal representative. Any attempted transfer (other than as provided in this paragraph) shall be null and void. Without limiting the generality of the foregoing, (1) ISOs may be transferred only upon the Participant’s death and only by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, (2) NQSOs may be transferred by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, and (3) the Committee may, in its sole discretion and in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any NQSO by a

Participant to such Participant’s parent(s), spouse, children, grandchildren, nieces, or nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, and, in the case of such transfer, such NQSO shall be exercisable only by the transferee or such transferee’s legal representative. In addition, NQSOs and, if permitted by applicable law, ISOs may be transferred pursuant to a Qualified Domestic Relations Order, as defined in Code Section 414(p), to a Participant’s former spouse. Any such Stock Option which is transferred shall continue to be subject to all provisions and conditions of the Plan and the Stock Option Award Agreement applicable to the Stock Option prior to its transfer, including without limitation, vesting requirements, restrictions on transferability and limitations on exercise following termination of employment or death or disability, provided that the person receiving the transfer shall have the same right to exercise as the Participant who transferred the Option, notwithstanding Section 11.(D) to the contrary. Notwithstanding the foregoing, the Committee shall only have authority to grant Stock Options which may be transferred pursuant to this Section if it is reasonably satisfied that such grant will not cause other Stock Options under the Plan to lose the exemption provided by Rule 16b-3 promulgated under the Exchange Act as amended from time to time.

(F)

No Stock Option Repricing Without Shareholder Approval. The exercise price per Share of any Stock Option granted under the Plan shall not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the Company’s shareholders.

Section 7.	Restricted Shares

Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. Each Restricted Share grant shall be evidenced by a Restricted Share Award Agreement, executed as set forth in Section 5, above, which shall be consistent with the Plan, including without limitation, the following provisions:

(A)

Price. The purchase price for Restricted Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) actual or constructive delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

(B)

Acceptance of Restricted Shares. At the time of the Restricted Share Award, the Committee may determine that such Shares shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Restricted Share Award Agreement. Awards of Restricted Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Restricted Share Award Agreement. The Participant shall not have any rights with respect to the grant of Restricted Shares unless and until the Participant has executed the Restricted Share Award Agreement, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of the Award.

(C)

Share Restrictions. Subject to the provisions of the Plan and the applicable Restricted Share Award Agreement, during such period as may be set by the Committee, in its discretion, and as shall be set forth in the applicable Restricted Share Award Agreement (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares. Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Restricted Shares during the Restriction Period, which rights shall be set forth in the applicable Restricted Share Award Agreement.

The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Restricted Shares or to remove any or all restrictions after the grant of such Restricted Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant’s employment, if the Participant’s employment by the Company and its parent or subsidiaries terminates during the Restriction Period, all Restricted Shares held by such Participant and still subject to restriction, shall be forfeited by the Participant.

(D)

Stock Issuances and Restrictive Legends. Upon execution and delivery of the Restricted Share Award Agreement as described above and receipt of payment of the full purchase price for the Restricted Shares subject to such Restricted Share Award Agreement, the Company shall, no later than 30 days thereafter, issue the Restricted Shares. Restricted Shares may be issued in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear an appropriate restrictive legend. Notwithstanding the foregoing to the contrary, the Company may, in the Committee’s sole discretion, issue Restricted Shares (whether or not such Restricted Shares are, at the time of such issuance, the subject of an Award) to the trustee of a trust set up by the Committee, consistent with the terms and conditions of the Plan, to hold such Restricted Shares until the restrictions thereon have lapsed (in full or in part, in the Committee’s sole discretion), and the Committee may require that, as a condition of any Restricted Share Award, the Participant shall have delivered to the Company or such trustee, as appropriate, a stock power, endorsed in blank, relating to the Restricted Shares covered by the Award.

(E)

Stockholder Rights. Unless otherwise provided in the applicable Restricted Share Award Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a stockholder in the Company with respect to the Restricted Shares covered by an Award unless and until the Restricted Shares have been duly issued and delivered to him under the Plan.

(F)

Expiration of Restriction Period. Upon the expiration of the Restriction Period without prior forfeiture of the Restricted Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

Section 8.	Performance Shares

Performance Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. Each Performance Share grant shall be evidenced by a Performance Share Award Agreement, executed as set forth in Section 5, above, which shall be consistent with the Plan, including without limitation the following provisions:

(A)	Performance Periods and Goals.

(1)

The performance period for each Award of Performance Shares shall be of such duration as the Committee shall establish at the time of the Award (the “Performance Period”), but in no event less than one calendar year. There may be more than one Award in existence at any one time, and Performance Periods may differ.

(2)

The Committee shall establish in writing a range of performance goals (the “Performance Goals”) to be achieved during the Performance Period at the time of each Award of Performance Shares (but in no event later than 90 days after the commencement of the Performance Period). The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders return, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m). Performance Shares awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. At the end of each Performance Period, the Committee shall certify the extent to which the Performance Goals were met during the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Shares awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Shares awarded for the Performance Period.

(3)

Attainment of the Performance Goals will be calculated from the consolidated financial statements of the Company but shall exclude (a) the effects of changes in federal income tax rates, (b) the effects of unusual, non-recurring and extraordinary items as defined by United States generally accepted accounting principles (“GAAP”), and (c) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 11.(J), vary the terms and conditions of any Performance Share Award, including, without limitation, the Performance Period and Performance Goals, without stockholder approval, as applied to any recipient who is not a “covered employee” with respect to the Company as defined in Code Section 162(m). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(B)

Price. The purchase price for Performance Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

(C)

Acceptance of Performance Shares. At the time of the Performance Share Award, the Committee may determine that such Shares shall, after vesting pursuant to the Performance Period and Performance Goal provisions described above, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Performance Share Award Agreement. Awards of Performance Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Performance Share Award Agreement. The Participant shall not have any rights with respect to the grant of Performance Shares unless and until the Participant has executed the Performance Share Award Agreement, delivered a fully executed copy thereof to the Company and otherwise complied with the applicable terms and conditions of the Award.

(D)

Share Restrictions. Subject to the provisions of the Plan and the applicable Performance Share Award Agreement, during the Performance Period and any additional Restriction Period (as defined in Section 7.(C), above), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Performance Shares. Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Performance Shares during the Restriction Period, which rights shall be set forth in the applicable Performance Share Award Agreement.

The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Performance Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant’s employment, if the Participant’s employment by the Company and its subsidiaries terminates during the Performance Period or the Restriction Period, all Performance Shares held by such Participant and still subject to restriction shall be forfeited by the Participant.

(E)

Stock Issuances and Restrictive Legends. Despite the execution and delivery of the Performance Share Award Agreement as described above, the Company shall have no obligation to issue the Performance Shares prior to the vesting of the Performance Shares, provided that the Company shall issue the Performance Shares no later than 30 days after such vesting and after payment in full of the purchase price for such Performance Shares. Performance Shares may be issued, whenever issued, in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear such restrictive legend as is consistent with applicable restrictions, if any, including without limitation those represented by the Performance Period and Performance Goals and those described in Section 8.(D), above. The Committee may require that, whenever issued, the Performance Shares be issued to and held by the Company or a trustee until the restrictions on such Performance Shares have lapsed (in full or in part), and that, as a condition of any Performance Share Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Performance Shares covered by the Award.

(F)

Stockholder Rights. Unless otherwise provided in the applicable Performance Share Award Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a stockholder in the Company with respect to the Performance Shares covered by an Award unless and until the Performance Shares have been duly issued and delivered to him under the Plan.

(G)

Expiration of Restriction Period. Subject to fulfillment of the terms and conditions of the applicable Performance Share Award Agreement and any other vesting requirements related to the applicable Performance Period or Performance Goals, upon the expiration of the Restriction Period without prior forfeiture of the Performance Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

(H)

Termination of Employment. If a Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period due to the Participant’s death, disability (as defined by the Committee in its discretion at the time of grant and set forth in the Performance Share Award Agreement), or Change in Control, the Committee, taking into consideration the performance of such Participant, the level of attainment of the Participant’s Performance Goals and the performance of the Company over the Performance Period, may authorize the issuance to such Participant (or his legal representative or designated beneficiary) of all or a portion of the Performance Shares which would have been issued to him had his employment continued to the end of the Performance Period. If the Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period for any other reason, all Performance Shares shall be forfeited.

Section 9.	Performance Units

The Committee may award performance units under the Plan (“Performance Units”), which shall represent the right of the Participant to receive an amount equal to the value related to the Performance Units awarded, such value to be determined in the manner established by the Committee at the time of the Award, but may not be less than a value per Performance Unit equal to the Fair Market Value of a Share. For each calendar year, the maximum number of Performance Units which may be granted to any individual during that year shall not exceed 100,000 Performance Units. Each Performance Unit grant shall be evidenced by a Performance Unit Award Agreement as provided in Section 5, above, which shall be consistent with the Plan, including without limitation the following provisions:

(A)

Establishment of Performance Accounts. At the time of an Award consisting in whole or in part of Performance Units, the Company shall establish an account (the “Performance Account”) in the name of the Participant to whom such Performance Units are awarded. Performance Units awarded to a Participant shall be credited to such Participant’s Performance Account.

(B)	Performance Periods and Goals.

(1)	The Performance Period for each Award of Performance Units shall be of such duration as the Committee shall establish at the time of the Award, but in no event less than one calendar year.

There may be more than one Award outstanding at any one time, and Performance Periods may differ for different Awards.

(2)

The Committee shall establish in writing a range of Performance Goals to be achieved during the Performance Period at the time of each Award of Performance Units (but in no event later than 90 days after the commencement of the Performance Period). The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholder return, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m). Performance Units awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. At the end of each Performance Period, the Committee shall certify the extent to which the Performance Goals were met during the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Units awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Units awarded for the Performance Period.

(3)

Attainment of the Performance Goals will be calculated from the consolidated financial statements of the Company but shall exclude (a) the effects of changes in federal income tax rates, (b) the effects of unusual, non-recurring and extraordinary items as defined by GAAP and (c) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 11.(J), vary the terms and conditions of any Performance Unit Award, including without limitation the Performance Period and Performance Goals, without stockholder approval, as applied to any recipient who is not a “covered employee” with respect to the Company as defined in Code Section 162(m). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(C)

Rights and Benefits During Performance Period. The Committee may provide that amounts equivalent to interest at such rates as the Committee may determine shall be payable with respect to Performance Units. All amounts payable pursuant to this Section 9.(C) shall be credited for valuation purposes to the Participant’s Performance Account.

(D)	Payment Respecting Performance Units.

(1)

Performance Units shall be earned to the extent that the terms and conditions of the Plan and the applicable Performance Unit Award Agreement are met. Notwithstanding the foregoing, Performance Units and any other amounts credited to the Participant’s Performance Account shall be payable to the Participant only when, if, and to the extent that the Committee determines to make such payment.

(2)

Any payment determination with respect to each Award of Performance Units and the corresponding Performance Period shall be made by the Committee during the first two months following the end of the Performance Period.

(3)

Payment for Performance Units and any related amounts equivalent to interest may be made in a lump sum or in installments, in cash, Shares, other Awards, other property or a combination thereof, and may have such other terms as the Committee may determine.

(E)

Termination of Employment. If a Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period due to the Participant’s death, disability (as defined by the Committee in its discretion at the time of Grant and set forth in the Performance Unit Award Agreement), or Change in Control, the Committee, taking into consideration the performance of such Participant, the level of attainment of the Participant’s Performance Goals and the performance of the Company over the Performance Period, may authorize the payment to such Participant (or his legal representative or designated beneficiary) of all or a portion of the amount which would have been paid to him had his employment continued to the end of the Performance Period. If the Participant’s employment by the Company and its subsidiaries terminates for any other reason, all Performance Units and amounts credited to the Participant’s Performance Account shall be forfeited.

Section 10.	Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Stock and factors that may influence the value of the Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 10.

Section 11.	Other Provisions

(A)

Adjustments upon Changes in Capitalization. In the event the Company changes its outstanding Shares by reason of stock splits, stock dividends or any other increase or reduction of the number of outstanding Shares without receiving consideration in the form of money, services or property deemed appropriate by the Board, the aggregate number of Shares subject to the Plan shall be proportionately adjusted, and the number of Shares and the option price for each Share subject to the unexercised portion of any then outstanding Award shall be proportionately adjusted with the objective that the Participant’s proportionate interest in the Company shall remain the same as before the change without any change in the total option price applicable to the unexercised portion of the then outstanding Awards, all as determined by the Committee in its sole discretion.

In the event of any other recapitalization or any merger, consolidation or other reorganization of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to accurately reflect the number and kind of Shares deliverable, and the option prices payable, upon subsequent exercise of any then outstanding Awards, as determined by the Committee in its sole discretion.

The Committee’s determination of the adjustments appropriate to be made under this Section 11.(A) shall be conclusive upon all Participants and other Eligible Employees under the Plan. Notwithstanding anything in this Section 11.(A) to the contrary, any adjustment made under this Section 11.(A) shall be made in a manner that will not constitute a “modification” within the meaning defined in Code Section 424(h).

(B)	Change in Control.

(1)

Impact of Event. Notwithstanding any provision of this Plan or any Award Agreement to the contrary (unless such Award Agreement contains a provision referring specifically to this Section 11.(B) and stating that this Section 11.(B) shall not be applicable to the Award evidenced by such Award Agreement), if a Change in Control or a Potential Change in Control (each as defined below) occurs, then:

(a)

Any and all Stock Options theretofore granted and not fully vested shall thereupon become vested and exercisable in full and shall remain so exercisable in accordance with their terms, and the restrictions applicable to any or all Restricted Shares, Performance Shares and Performance Units shall lapse and such Shares and Awards shall be fully vested; provided that no Stock Option or other Award right which has previously been exercised or otherwise terminated shall become exercisable; and

(b)

The Company may, at its option, terminate any or all outstanding, unexercised Stock Options and portions thereof not more than 30 days after such Change in Control or Potential Change in Control; provided that the Company shall, upon such termination and with respect to each Stock Option so terminated, pay to the Participant of each terminated Stock Option (or such Participant’s transferee, if applicable) cash, less applicable withholding taxes, in an amount equal to the difference between the option price, as described in Section 6.(C), and the “Change in Control Price” (as defined in Section 11.(B)(4)) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Company may determine prior to the Change in Control; and provided further that if such Change in Control Price is less than such option price, then the Board may, in its sole discretion, terminate such Stock Option without any payment.

(2)	Definition of Change in Control. For purposes of Section 11.(B)(1), a Change in Control means the happening of any of the following:

(a)

When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee) and excluding State Automobile Mutual Insurance Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(b)

When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 11.(B)(2)(b); or

(c)

The occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or subsidiary through purchase of assets, by merger or otherwise; or

(d)	The occurrence of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Exchange Act) requiring approval by the shareholders of the Company.

(3)	Definition of Potential Change in Control. For purposes of Section 11.(B)(1), a Potential Change in Control means the happening of any one of the following:

(a)	The approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 11.(B)(2) above; or

(b)

The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company, a subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee) and other than State Automobile Mutual Insurance Company) of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(4)

Definition of Change in Control Price. For purposes of this Section 11, “Change in Control Price” means the highest price per share bid or paid, as applicable, in any transaction reported by the National Association of Securities Dealers on the Nasdaq Stock Market or otherwise or on any stock exchange on which the Shares are listed or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the 60-day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event).

(C)

Compliance with Law and Approval of Regulatory Bodies. No right under the Plan shall be exercisable and no Shares will be delivered under this Plan except in compliance with all applicable Federal and State laws and regulations including, without limitation, compliance with withholding tax requirements, compliance with Federal and State securities laws and regulations and with the rules of all domestic stock exchanges on which the Company’s Shares may be listed. Any Share certificate issued to evidence shares for which a Stock Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and State laws and regulations, to implement buy-sell restrictions or for other purposes deemed appropriate by the Committee. No Stock Option shall be exercisable and no Shares will be delivered under this Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or State, having jurisdiction over such matters as the Committee may deem advisable. The Company shall not be required to deliver any Shares or other securities under the Plan prior to such registration or other qualification of such Shares or other securities under any State or Federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

In the case of the exercise of any Stock Option by a person or estate acquiring the right to exercise the Stock Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

The Committee may require each person acquiring Shares under the Plan (1) to represent and warrant to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof, and (2) to make such additional representations, warranties and agreements with respect to the investment intent of such person or persons as the Committee may reasonably request. Any certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or State securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.

(D)

Forfeiture Events. The Board may, in its discretion, require that all or any portion of the value of the Awards made under the Plan, as well as any gain on the exercise of such Awards, is subject to an obligation of repayment to the Company upon: (i) the violation of any non-competition and confidentiality covenant applicable to the Participant; (ii) a financial restatement where (1) the amount of the Participant’s Award(s) was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (2) the Participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (3) the amount of the Participant’s Award(s) would have been lower than the amount actually awarded or received by such Participant had the financial results been properly reported; or (iii) the Participant has engaged in any wrongful conduct during the Participant’s employment with the Company which has a material adverse effect on the Company as determined by the Board, in good faith.

(E)

No Right to Employment. The adoption of the Plan, its operation, any document describing or referring to the Plan, or any part thereof, or the grant of one or more Awards to an Eligible Employee shall not confer upon any Participant under this Plan any right to continue in the employ of the Company or its subsidiaries or any other affiliated entity, or shall not in any way affect the right and power of the Company to terminate the employment of any Participant under this Plan at any time with or without assigning a reason therefore, to the same extent as the Company might have done if this Plan had not been adopted.

(F)

Restriction on Exercise After Termination. Notwithstanding any provision of this Plan to the contrary, no unexercised right created under this Plan (an “Unexercised Right”) and held by a Participant on the date of termination of such Participant’s employment by the Company and its subsidiaries for any reason shall be exercisable after such termination if, prior to such exercise, the Participant violates any non-competition or confidentiality agreement or similar provision set forth in the Award Agreement pursuant to which such Unexercised Right was awarded.

(G)

Successors in Interest. This Plan shall be binding upon, inure to the benefit of, and be enforceable by and against successors, assignees and transferees of the Company and, if appropriate, the personal representatives and heirs of the Eligible Employee or Participant.

(H)

Rights as a Stockholder. No Participant or his executor or administrator or other transferee shall have any rights of a stockholder in the Company with respect to the Shares covered by an Award unless and until such Shares have been duly issued and delivered to him under the Plan.

(I)

Acceleration of Rights. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option or other Award right shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the Award.

(J)

Interpretation, Amendment or Termination of the Plan. The interpretation by the Committee of any provision of the Plan or of any Award Agreement executed pursuant to the grant of an Award under the Plan shall be final and conclusive upon all Eligible Employees, Participants or transferees under the Plan. The Board, without further action on the part of the stockholders of the Company, may from time to time alter, amend or suspend the Plan or may at any time terminate the Plan, provided that: (1) no such action shall materially and adversely affect any outstanding Stock Option or other right under the Plan without the consent of the holder of such Stock Option or other right; and (2) except for the adjustments provided for in Section 11.(A), above, no amendment may be made by Board action without stockholder approval if the amendment would (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of Shares which may be issued under the Plan, (c) materially modify the requirements as to eligibility for participation in the Plan, (d) extend the maximum option period of Stock Options or (e) effect any other change which requires stockholder approval under applicable law or regulation. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

(K)

Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a Participant or transferee nothing contained herein shall give any such Participant or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

(L)

Protection of Board and Committee. No member of the Board or the Committee shall have any liability for any determination or other action made or taken in good faith with respect to the Plan or any Award granted under the Plan.

(M)

Government Regulations. Notwithstanding any provision of the Plan or any Award Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such Award Agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Shares may then be listed.

(N)	Genders and Numbers. When permitted by the context, each pronoun used in the Plan shall include the same pronoun in other genders and numbers.

(O)

Captions. The captions of the various sections of the Plan are not part of the context of the Plan, but are only labels to assist in locating those sections, and shall be ignored in construing the Plan.

(P)

Effective Date of the Plan. This Plan shall be effective immediately upon approval by the shareholders of the Company (the “Effective Date”). This Plan shall be submitted to the shareholders of the Company for approval at the Company's 2009 annual meeting of shareholders, anticipated to be held on May 8, 2009.

(Q)

Duration of the Plan. Unless previously terminated by the Board, this Plan shall terminate 10 years from the Effective Date and no Award shall be granted under it thereafter, but such termination shall not affect any Award theretofore granted.

(R)	Governing Law. The Plan shall be construed and governed by the laws of the State of Ohio.

(S)

Withholding Tax. The Company, at its option, shall have the right to require the Participant or any other person receiving Shares, Restricted Shares, Performance Shares or Performance Units (including cash payments) to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, Restricted Shares, Performance Shares or Performance Units or, in lieu of such payment, to retain or sell without notice a number of such Shares subject to the applicable Award sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Shares, Restricted Shares, Performance Shares and Performance Units the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The Company, at its option, shall also have the right to require a Participant to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the receipt by the Participant of Shares pursuant to the exercise of a Stock Option, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the amount required to be withheld. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

(T)

Savings Clause. In case any one or more of the provisions of this Plan or any Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan or such Award, as applicable, to be construed so as to foster the intent of this Plan. This Plan and all Awards are intended to comply in all respects with applicable laws and regulations, including Code Section 422, Rule 16b-3 under the 1934 Act (with respect to persons subject to Section 16 of the 1934 Act (“Reporting Persons”)) and Code Section 162(m) (with respect to covered employees as defined under Code Section 162(m) (“Covered Employees”)). In case any one or more of the provisions of this Plan or any Award shall be held to violate or be unenforceable in any respect under Code Section 422, Rule 16b-3 or Code Section 162(m), then, to the extent permissible by law, any provision which could be deemed to violate or be unenforceable under Code Section 422, Rule 16b-3 or Code Section 162(m) shall first be construed, interpreted or revised retroactively to permit the Plan or such Award, as applicable, to be in compliance with Code Section 422, Rule 16b-3 and Code Section 162(m). Notwithstanding anything in this Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are Reporting Persons or Covered Employees without so restricting, limiting or conditioning this Plan with respect to other Participants.

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	David J. D’Antoni 02 David R. Meuse 03 S. Elaine Roberts 04 Eileen A. Mallesch
The Board of Directors recommends you vote FOR proposals 2., 3. and 4..							For	Against	Abstain
2.	Approval of the Amendment to the Company’s 2009 Equity Incentive Compensation Plan.						☐	☐	☐
3.	Ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.						☐	☐	☐
4.	Advisory Vote - Approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting of Shareholders.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
5.	Advisory Vote - Frequency of conducting future advisory votes on executive compensation.					☐	☐	☐	☐
NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors of State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., and in the event he is unable to so act, any one or both of Steven E. English and James A. Yano, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 6, 2011, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1, FOR Proposals 2, 3 and 4, FOR (under Proposal 5) conducting future advisory votes on executive compensation every year, and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)